TERM LOAN AND SECURITY AGREEMENT

Dated as of August 29, 2017

______________________________________________________________________________

DXP ENTERPRISES, INC.
as Borrower

THE OTHER PERSONS PARTY HERETO FROM TIME TO TIME,
as Guarantors
______________________________________________________________________________

GOLDMAN SACHS BANK USA,
as Administrative Agent

and

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders
______________________________________________________________________________

GOLDMAN SACHS BANK USA and
BMO CAPITAL MARKETS CORP.,
as Joint Lead Arrangers and Joint Bookrunners

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Co-Arranger

GOLDMAN SACHS BANK USA,
as Syndication Agent

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION
1.1.	Definitions
1.2.	Accounting Terms
1.3.	Uniform Commercial Code
1.4.	Certain Matters of Construction
1.5.	Currency
SECTION 2.	CREDIT FACILITIES
2.1.	Initial Term Loan Commitment
2.2.	Notes
2.3.	Use of Proceeds
2.4.	Incremental Facilities
2.5.	Extensions of Loans
SECTION 3.	INTEREST, FEES AND CHARGES
3.1.	Interest
3.2.	Fees
3.3.	Computation of Interest, Fees, Yield Protection
3.4.	Expenses
3.5.	Illegality
3.6.	Inability to Determine Rates
3.7.	Increased Costs; Capital Adequacy
3.8.	Mitigation
3.9.	Funding Losses
3.10.	Maximum Interest
SECTION 4.	LOAN ADMINISTRATION
4.1.	Manner of Borrowing and Funding Loans
4.2.	Defaulting Lender
4.3.	Number and Amount of Eurodollar Rate Loans; Determination of Rate
4.4.	[Reserved
4.5.	[Reserved]
4.6.	Effect of Termination
SECTION 5.	PAYMENTS
5.1.	General Payment Provisions
5.2.	Repayment of Loans
5.3.	[Reserved]
5.4.	Payment of Other Obligations
5.5.	Marshaling; Payments Set Aside
5.6.	Application and Allocation of Payments
5.7.	Voluntary Prepayments
5.8.	Mandatory Prepayments
5.9.	Taxes
5.10.	Lender Tax Information

SECTION 6.	CONDITIONS PRECEDENT
6.1.	Conditions Precedent to Initial Loans
6.2.	Conditions Precedent to All Credit Extensions
SECTION 7.	COLLATERAL
7.1.	Grant of Security Interest
7.2.	Lien on Deposit Accounts; Securities Accounts; Cash Collateral
7.3.	Real Estate, Vehicles and Pledged Collateral
7.4.	Other Collateral
7.5.	Limitations
7.6.	Further Assurances
7.7.	Intercreditor Agreement
SECTION 8.	COLLATERAL ADMINISTRATION
8.1.	[Reserved]
8.2.	[Reserved]
8.3.	Proceeds of Term Priority Collateral
8.4.	Inventory
8.5.	Equipment
8.6.	Deposit Accounts; Securities Accounts
8.7.	General Provisions
8.8.	Power of Attorney
SECTION 9.	REPRESENTATIONS AND WARRANTIES
9.1.	General Representations and Warranties
9.2.	Complete Disclosure
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS
10.1.	Affirmative Covenants
10.2.	Negative Covenants
10.3.	Financial Covenants
SECTION 11.	GUARANTY OF THE OBLIGATIONS
11.1.	Guaranty
11.2.	Contribution by Guarantors
11.3.	Payment by Guarantors
11.4.	Liability of Guarantors Absolute
11.5.	Waivers by Guarantors
11.6.	Guarantors' Rights of Subrogation, Contribution, Etc
11.7.	Subordination of Other Obligations
11.8.	Continuing Guaranty
11.9.	Authority of Guarantors or Borrower
11.10.	Financial Condition of Borrower
11.11.	Bankruptcy, Etc
11.12.	Discharge of Guaranty Upon Sale of Guarantor
11.13.	Keepwell
11.14.	Additional Guarantors

SECTION 12.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT
12.1.	Events of Default
12.2.	Remedies upon Default
12.3.	License
12.4.	Setoff
12.5.	Remedies Cumulative; No Waiver
SECTION 13.	AGENT
13.1.	Appointment, Authority and Duties of Agents
13.2.	General Immunity
13.3.	Agents Entitled to Act as Lender
13.4.	Lenders' Representations, Warranties and Acknowledgment
13.5.	Right to Indemnity
13.6.	Successor Administrative Agent and Collateral Agent.
13.7.	Security Documents and Guaranty
13.8.	Withholding Taxes
13.9.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim
13.10.	Bank Product Providers
13.11.	Ratable Sharing
13.12.	No Third Party Beneficiaries
SECTION 14.	BENEFIT OF AGREEMENT; ASSIGNMENTS
14.1.	Successors and Assigns
14.2.	Participations
14.3.	Assignments
14.4.	Replacement of Certain Lenders
SECTION 15.	MISCELLANEOUS
15.1.	Consents, Amendments and Waivers
15.2.	Indemnity
15.3.	Notices and Communications
15.4.	Performance of Borrower's Obligations
15.5.	Credit Inquiries
15.6.	Severability
15.7.	Cumulative Effect; Conflict of Terms
15.8.	Counterparts; Execution
15.9.	Entire Agreement
15.10.	Relationship with Lenders
15.11.	No Advisory or Fiduciary Responsibility
15.12.	Confidentiality
15.13.	GOVERNING LAW
15.14.	Consent to Forum; Bail-In of EEA Financial Institutions
15.15.	Waivers by Obligors
15.16.	PATRIOT Act Notice
15.17.	NO ORAL AGREEMENT

LIST OF EXHIBITS AND SCHEDULES
Exhibit A  Form of Assignment
Exhibit B Form of Joinder Agreement
Exhibit C-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4 U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D Auction Procedures

Schedule 1.1(a) Initial Term Loan Commitments of Lenders
Schedule 1.1(b) Excluded and Immaterial Subsidiaries
Schedule 7.3 Pledged Equity Interests and Pledged Debt
Schedule 7.4.1 Commercial Tort Claims
Schedule 8.6 Deposit Accounts
Schedule 8.7.1 Collateral Locations
Schedule 9.1.4 Material Debt and Liabilities
Schedule 9.1.17 Capital Structure
Schedule 9.1.18 Names, Locations of Business and Offices
Schedule 9.1.20 Intellectual Property
Schedule 9.1.23(a) Filing Offices
Schedule 10.1.22 Post-Closing Undertakings
Schedule 10.2.1(i) Closing Date Borrowed Money
Schedule 10.2.2(d) Existing Liens
Schedule 10.2.4 Investments

TERM LOAN AND SECURITY AGREEMENT
THIS TERM LOAN AND SECURITY AGREEMENT is dated as of August 29, 2017 (this "Agreement"), among DXP ENTERPRISES, INC., a Texas corporation (the "Borrower"), the other Persons party to this Agreement from time to time as Guarantors (as defined herein), the financial institutions party to this Agreement from time to time as Lenders, GOLDMAN SACHS BANK USA, as administrative agent for the Lenders and collateral agent for the Secured Parties, GOLDMAN SACHS BANK USA and BMO CAPITAL MARKETS CORP. as joint lead arrangers and joint bookrunners (in such capacity, "Joint Lead Arrangers"), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as co-arranger (in such capacity, "Co-Arranger" and, collectively with the Joint Lead Arrangers, the "Arrangers"), and GOLDMAN SACHS BANK USA, as sole syndication agent (in such capacity, the "Syndication Agent").
R E C I T A L S:
Borrower has requested that Lenders provide a term loan facility (the "Term Loan Facility") consisting of $250,000,000 aggregate principal amount of Initial Term Loans, the proceeds of which will be used to refinance certain existing indebtedness of Borrower and Subsidiaries and for general corporate purposes.  Lenders are willing to provide the Term Loan Facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
1.1. Definitions.  As used herein, the following terms have the meanings set forth below:
 "ABL Agent": Bank of America, N.A., in its capacity as administrative and collateral agent under the ABL Credit Agreement, and its successors and assigns in such capacity.
 "ABL Credit Agreement":  the Loan and Security Agreement, dated as of the date hereof, among Borrower, Guarantors and certain other Subsidiaries, as borrowers, the financial institutions party thereto from time to time as lenders, and the ABL Agent, as agent for such lenders.
 "ABL Loan Documents": "Loan Documents" under (and as defined in) the ABL Credit Agreement.
 "ABL Obligations": "Obligations" under (and as defined in) the ABL Credit Agreement.
  "ABL Priority Collateral": as defined in the Intercreditor Agreement.
 "ABL Secured Bank Product Obligations": "Secured Bank Product Obligations" under (and as defined in) the ABL Credit Agreement.
 "ABL Security Documents": "Security Documents" under (and as defined in) the ABL Credit Agreement.
   "Account": as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

 "Account Debtor": a Person obligated under an Account, Chattel Paper or General Intangible.
 "Acquisition": a transaction or series of transactions resulting in the (a) acquisition of a business, division, line of business, or all or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; or (c) merger, consolidation, amalgamation or combination of Borrower or a Subsidiary with another Person.
 "Acquisition Agreement": with respect to any Permitted Acquisition, the definitive documentation for such Permitted Acquisition.
 "Acquisition Agreement Representations": with respect to any Acquisition Agreement, the representations and warranties made by or with respect to the Person to be acquired or selling its assets pursuant to such Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that (a) the accuracy of any such representation or warranty is a condition to the Borrower's or its Subsidiary's obligations to close under the Acquisition Agreement or (b) the Borrower or Subsidiary has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations and warranties.
 "Acquisition Consideration": the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests (other than Equity Interests in Borrower) or of properties (other than an exchange of the nature described in Section 10.2.8(f)) or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, "earn-outs" and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.
 "Adjusted Eurodollar Rate": for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in U.S. Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by JPMorgan Chase Bank, N.A.  for deposits (for delivery on the first day of the relevant period) in U.S. Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.0% per annum.
 "Administrative Agent": Goldman Sachs Bank USA, in its capacity as collateral agent and administrative agent for itself and the other Secured Parties, together with any successor agent appointed pursuant to Section 13.6.

 "Affiliate": with respect to a specified Person, any branch of such Person or any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and  policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have correlative meanings.
 "Affiliate Assignment Agreement": an Assignment substantially in the form of Exhibit A, with such amendments or modifications as may be approved by Administrative Agent.
 "Affiliate Transaction": as defined in Section 10.2.9.
 "Agent": each of (i) Administrative Agent, (ii) Syndication Agent, (iii) each Arranger and (iv) any other Person appointed under the Loan Documents to serve in an agent or similar capacity, including, without limitation, any Auction Manager.
 "Agent Indemnitees": Agent and its officers, directors, employees, Affiliates, agents and attorneys.
 "Aggregate Payments": as defined in Section 11.2.
  "Agreement":  this Term Loan and Security Agreement.
  "Amortization Date": as defined in Section 5.2.
 "Anti-Corruption Laws": all laws and published rules and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time, which concern or relate to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) and, if applicable, the U.K. Bribery Act.
 "Anti-Terrorism Law": any anti-terrorism, anti-money laundering, anti-terrorist financing, economic or trade sanctions and "know your client" laws or published policies, regulations, or rules, including the PATRIOT Act, the Proceeds of Crime Act, the Criminal Code (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).
 "Applicable Law": any and all laws and published rules, regulations and governmental guidelines applicable to any Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, ordinances, judgments, orders and decrees of Governmental Authorities.
 "Applicable Margin": with respect to:
  (a) any Initial Term Loan, 5.50% per annum in the case of Eurodollar Rate Loans and 4.50% per annum in the case of Base Rate Loans; and
  (b) any Incremental Term Loan, as set forth in the Joinder Agreement relating to the Incremental Term Loan Commitment in respect of such Incremental Term Loan.

 "Applicable Reserve Requirement":  at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
 "Approved Fund": any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities and that is administered or managed by a Lender, an entity that administers or manages a Lender or an Affiliate of either.
"Arranger": as defined in the preamble to this Agreement.
 "Asset Disposition": a non-ordinary course sale, lease (as lessor), license, consignment, transfer or other disposition of Property by any Obligor or any Subsidiary, including any disposition in connection with a sale-leaseback transaction or synthetic lease.
  "Assignment": an assignment and acceptance agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Administrative Agent.
 "Auction": as defined in Section 14.3.6.
 "Auction Manager": (a) Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor agreed by Borrower and Administrative Agent (whether or not an Affiliate of Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 14.3.6.
 "Bail-In Action": the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
 "Bail-In Legislation": with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
 "Bank Product": any of the products under Hedging Agreements.
 "Bankruptcy Code": Title 11 of the United States Code.

 "Base Rate" for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate "floor") that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.
 "Base Rate Loan": a Loan bearing interest at a rate determined by reference to the Base Rate.
 "Beneficiary": Administrative Agent, each Lender and each Secured Bank Product Provider.
 "Board of Governors": the Board of Governors of the Federal Reserve System.
 "Borrowed Money": with respect to any Person, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Person or (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (b) Capital Leases; (c) reimbursement obligations with respect to drawn letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
 "Borrower":  as defined in the preamble to this Agreement.
 "Borrower Materials": Compliance Certificates and other information, reports, financial statements (other than projections and any other forward-looking statements) and other materials delivered by Borrower hereunder, as well as other reports and information provided by Administrative Agent to Lenders.
 "Borrowing": an Initial Borrowing, an Incremental Borrowing or a Conversion Borrowing.
 "Business Day": any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, and if such day relates to a Eurodollar Rate Loan, the term shall also exclude any day on which dealings in Dollar deposits are not conducted between banks in the London interbank Eurodollar market.
 "Canadian Acquisition": an Acquisition which (i) if of assets, such assets are located primarily in Canada or (ii) if of Equity Interests of a Person, such Person is organized under the laws of Canada, or one of its provinces.
"Canadian Domiciled Obligor": as defined in the ABL Credit Agreement.
 "Capital Expenditures": all liabilities incurred or expenditures made by Borrower or a Subsidiary for the acquisition of fixed assets, or any improvements, repairs, replacements, expansions, substitutions or additions thereto with a useful life of more than one year.
 "Capital Lease": any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
 "Cash Collateral": cash, and any interest or other income earned thereon, that is delivered to Administrative Agent to Cash Collateralize any Obligations.

 "Cash Collateral Account": a demand deposit, money market or other account established by Administrative Agent at such financial institution as Administrative Agent may select in its discretion, which account shall be subject to a Lien in favor of Administrative Agent securing the Obligations.
 "Cash Collateralize": the delivery of cash to Administrative Agent, as security for the payment of Obligations, in an amount equal to Administrative Agent's good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder.  "Cash Collateralization" has a correlative meaning.
 "Cash Equivalents": (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof; (b) deposits maturing within one (1) year from the date of acquisition thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company's most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody's, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000; (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) hereof, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody's; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) hereof; and (f) deposits in money market funds investing exclusively in Investments described in clauses (a) through (e) hereof.
 "Cash Management Services": services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
 "CERCLA": the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
 "CFC":  a "controlled foreign corporation" within the meaning of section 957 of the Code.
 "CFC Holdco": any direct or indirect U.S. Subsidiary that has no material assets other than the Equity Interests in and, if any, indebtedness of, (a) one or more Subsidiaries that are not U.S. Subsidiaries or (b) other CFC Holdcos.
  "Change in Law": the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that "Change in Law" shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
 "Change of Control": the occurrence of one or more of the following events:
(a) any sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement) unless immediately following such sale, lease, transfer, conveyance or other disposition in compliance with this Agreement such properties or assets are owned, directly or indirectly, by (i) Borrower or a Subsidiary of Borrower or (ii) a Person controlled by Borrower or a Subsidiary of Borrower;
(b) the approval by the holders of Equity Interests of Borrower of any plan or proposal for the liquidation or dissolution of Borrower;
(c) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Equity Interests of Borrower by any Person or Group that, as a result of such acquisition, either
(i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of Borrower's then outstanding Voting Stock, or
(ii) otherwise has the ability to elect, directly or indirectly, a majority of the members of the board of directors of Borrower, including, without limitation, by the acquisition of revocable proxies for the election of directors;
(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election to the board of directors or whose nomination for election by the shareholders (or members, as applicable) of Borrower was approved by a vote of a majority of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;
(e) a "change in control", "change of control offer" or any comparable term under, and as defined in, the ABL Credit Agreement; or
(f) (i) Borrower ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in any Guarantor, or (ii) the sale or transfer of all or substantially all assets of an Obligor, except to another Obligor; except that, in the case of either of the preceding clauses (i) or (ii), if the transaction giving rise to such occurrence was not prohibited by a Loan Document.
 "Claims": all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Administrative Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
 "Class": (a) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions and (b) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.
 "Closing Date": as defined in Section 6.1.
 "Code": the United States Internal Revenue Code of 1986.
 "Co-Arranger": as defined in the preamble to this Agreement.
 "Collateral": all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations (it being understood that Collateral shall not include any Excluded Property), in each case, until released therefrom pursuant to the provisions hereof.
 "Commitment": the Initial Term Loan Commitments and any Incremental Term Loan Commitments.
 "Commodity Exchange Act": the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
 "Compliance Certificate": a certificate, in form and substance satisfactory to Administrative Agent, by which Borrower (a) certifies compliance with Section 10.3, (b) calculates the Total Leverage Ratio and Secured Leverage Ratio for the applicable date and (c) lists any office or place of business that was opened or was closed during the period covered by the certificate.
 "Confidential Information Memorandum": as defined in Section 10.1.20.
 "Connection Income Taxes": Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
 "Consolidated":  when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
  "Consolidated Cash Interest Expense": Consolidated Interest Expense excluding any amount described in clause (a) of the definition thereof and any amount not payable in cash (including any interest payable-in-kind).
 "Consolidated Current Assets": as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

 "Consolidated Current Liabilities" means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
 "Consolidated Excess Cash Flow": for any period, an amount (if positive) equal to:
(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non‑cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non‑cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus
(ii) the sum, without duplication, of
(a) the amounts for such period paid from Internally Generated Cash of (1) scheduled repayments of Debt for Borrowed Money of the Borrower and the Consolidated Subsidiaries (excluding repayments of any Revolving Loans except to the extent the Commitments (as defined in the ABL Credit Agreement) are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (2) Capital Expenditures during such period, (3) Permitted Acquisitions and other Investments permitted pursuant to Section 10.2.4 (other than Section 10.2.4(c) and Section 10.2.4(d)), (4) taxes paid in excess of the tax expenses deducted in determining Consolidated Net Income, (5) pension contributions and other post-retirement benefit obligation payments paid in cash in excess of the amount deducted from Consolidated Net Income, and (6) cash payments in connection with any long-term incentive plan arrangements in excess of the amount deducted from Consolidated Net Income, plus
(b) other non-cash credits and gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period).
As used in this clause (ii), "scheduled repayments of Debt" does not include (x) mandatory prepayments or voluntary prepayments and (y) repurchases of Loans pursuant to Section 14.3.6 and (z) repayments of Loans made with the cash proceeds of any Refinancing Debt.
 "Consolidated Interest Expense": for any period, the sum (determined without duplication) of the aggregate gross interest expense of Borrower and the Consolidated Subsidiaries for such period, whether paid or accrued, including to the extent included in interest expense under GAAP:  (a) amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Agreements; (b) any interest expense on Debt of another Person that is guaranteed by Borrower or any Consolidated Subsidiary or secured by a Lien on assets of Borrower or any Consolidated Subsidiary (whether or not such guarantee or Lien is called upon); (c) capitalized interest and (d) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under synthetic leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.

 "Consolidated Net Income": for any period of determination, the aggregate of the net income (or loss) of Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Applicable Law applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any non-cash gains or losses during such period, including any under ASC 718  or ASC 815 and (d) any non-cash gains or losses attributable to writeups or writedowns of assets.
  "Consolidated Secured Debt": as of any date of determination, Consolidated Total Debt which is secured by a Lien on Property of an Obligor.
 "Consolidated Subsidiaries":  each Subsidiary of Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be consolidated with the financial statements of Borrower in accordance with GAAP.
"Consolidated Total Debt": as of any date of determination, (a) the aggregate stated balance sheet amount of all Borrowed Money of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of Unrestricted Cash (not to exceed $30,000,000) included in the consolidated balance sheet of Borrower and its Subsidiaries as of such date.

  "Consolidated Working Capital": as at any date of determination, the excess of Consolidated Current Assets of Borrower and its Subsidiaries over Consolidated Current Liabilities of Borrower and its Subsidiaries.
 "Consolidated Working Capital Adjustment": for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital relating to such Permitted Acquisition at the end of such period.
 "Contingent Obligation": any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
 "Contributing Guarantors": as defined in Section 11.2.
 "Conversion Borrowing":  a group of Loans that are converted together on the same day and have the same interest option and, if applicable, Interest Period.
 "Cumulative Retained Excess Cash Flow": (a) the cumulative amount of Consolidated Excess Cash Flow for all Fiscal Years completed after the Closing Date (including, for Fiscal Year 2017, the first full Fiscal Quarter ending after the Closing Date through December 31, 2017), less (b) the portion of such Consolidated Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to such determination to the prepayment of Loans in accordance with Section 5.8.4 and any other Debt permitted to be repaid with Consolidated Excess Cash Flow in accordance with Section 5.8.7 in accordance with the terms thereof (but excluding for purposes of this clause (b) any Consolidated Excess Cash Flow that constitutes Declined Proceeds) less (c) any amount of Cumulative Retained Excess Cash Flow that has been used to make Distributions in accordance with Section 10.2.3(e)(y) and Investments in accordance with Section 10.2.4(k)(y) hereof.
 "CWA": the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
 "Debt": for any Person, the sum of the following (without duplication): (a) all obligations of such Person for Borrowed Money, reimbursement obligations of such Person in respect of issued and outstanding letters of credit and Hedging Agreements entered into by such Person; (b) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (c) all obligations of such Person under synthetic leases; (d) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person and, if not so assumed, to the extent of the lesser of (i) the amount of such Debt and (ii) the fair market value of such Property; (e) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (g) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (h) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by Applicable Law but only to the extent of such liability; (i) Disqualified Capital Stock issued by such Person and (j) all Contingent Obligations of such Person.

 "Debtor Relief Laws":  the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws (including under corporate statutes) of the United States, states, provinces or territories thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
 "Declined Proceeds": as defined in Section 5.8.9.
 "Default": any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
 "Default Rate": for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.0% plus the interest rate otherwise applicable thereto.
 "Defaulting Lender": any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Administrative Agent or Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Administrative Agent or Borrower, to confirm in a manner satisfactory to Administrative Agent and Borrower that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate, disavow, disaffirm or otherwise to reject such Lender's agreements.
 "Deposit Account":  (i) any "deposit account" as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing and (ii) with respect to any such Deposit Account located outside of the U.S., any bank account with a deposit function.
  "Deposit Account Control Agreement": control agreement reasonably satisfactory to Administrative Agent,  executed by an institution maintaining a Deposit Account for an Obligor, to perfect Administrative Agent's Lien on such account.
 "Designated Jurisdiction": a country or territory that is the subject of a Sanction.
 "Discharge of ABL Obligations": as defined in the Intercreditor Agreement.
 "Disqualified Capital Stock": any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the later of (a) the Maturity Date and (b) the latest maturity of the Loans at the date of issuance of such Equity Interest.
 "Disqualified Institution": (a) any competitor of Borrower or its Subsidiaries identified in writing by name by Borrower to (i) the Arrangers on or prior to August 1, 2017 or (ii) Administrative Agent from time to time after the Closing Date, (b) those particular banks, financial institutions, other institutional lenders and other persons identified by name by Borrower to the Arrangers in writing on or prior to August 1, 2017 and (c) any Affiliate of the entities described in the preceding clauses (a) or (b) that are identified by name by Borrower to the Administrative Agent in writing from time to time after the Closing Date or readily identifiable as such solely on the basis of the similarity of their  names (other than any bona fide diversified debt fund or a diversified investment vehicle, regulated bank entity or unregulated lending entity that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business); provided that any Person that is a Lender and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender) shall be deemed to not be a Disqualified Institution and neither Administrative Agent nor any Arranger shall have any responsibility for monitoring compliance with any provisions of the Loan Documents with respect to Disqualified Institutions.
 "Distribution": any payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
 "Document":  as defined in the UCC or any other Applicable Law, as applicable.
 "EBITDA": for any period of determination, the sum of (without duplication), the following determined on a consolidated basis:
 (a) Consolidated Net Income during such period; plus
 (b) to the extent deducted from Consolidated Net Income in such period: (i) income tax expense, (ii) franchise tax expense, (iii) Consolidated Interest Expense, (iv) amortization and depreciation during such period, (v) all non-cash charges and adjustments, and (vi) non-recurring cash expenses related to the Transactions, provided, that if Borrower or any Consolidated Subsidiary shall acquire (including pursuant to any Permitted Acquisition) or dispose of any Property during such period (other than (A) pursuant to clauses (a), (b), (d) and (e) of Section 10.2.8 and (B) acquisitions and dispositions of Equipment in the Ordinary Course of Business), then EBITDA shall be calculated, with such calculation in form and substance reasonably satisfactory to Administrative Agent, after giving pro forma effect to such Permitted Acquisition, acquisition or disposition, as if such Permitted Acquisition, acquisition or disposition had occurred on the first day of such period.
 "EEA Financial Institution": (a) any credit institution or investment firm established in an EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

 "EEA Member Country": any of the member states of the European Union, Iceland, Liechtenstein and Norway.
 "EEA Resolution Authority": any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
  "Eligible Assignee": a Person that is (a) a Lender (except for any Defaulting Lender), Affiliate of a Lender (except for any Affiliate of a Defaulting Lender) or Approved Fund (except for any Approved Fund managed by any Defaulting Lender or by any Affiliate of a Defaulting Lender); (b) any other assignee approved by Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower (which approval by Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within ten Business Days after notice of the proposed assignment is given to Borrower); and (c) during an Event of Default, any Person acceptable to Administrative Agent in its discretion; provided, that no Disqualified Institution shall be an Eligible Assignee.
 "Enforcement Action": any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor's Insolvency Proceeding or otherwise).
 "Environmental Claim": any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
 "Environmental Laws": any and all Applicable Laws (including programs, permits and guidance promulgated by Governmental Authorities thereunder) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
 "Environmental Notice": a notice (whether written or, to Borrower's knowledge, oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
 "Environmental Permit": any permit, registration, license, notice, approval, consent, exemption, variance, spill or response plan, or other authorization required under or issued pursuant to applicable Environmental Laws.
 "Equity Interest": the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company or unlimited liability company; or (d) other Person having any other form of equity security or ownership interest.

 "ERISA": the Employee Retirement Income Security Act of 1974.
 "ERISA Affiliate": any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
 "ERISA Event": (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by an Obligor or ERISA Affiliate from a Multiemployer Plan; (d) filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as, a distress termination under Section 4041(c) of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that any Pension Plan is considered in at-risk status and subject to at-risk requirements in the Pension Funding Rules or a Multiemployer Plan is in endangered or critical status and subject to the requirements for Plans in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
 "EU Bail-In Legislation Schedule": the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
  "Eurodollar Rate Loan": a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
 "Event of Default": as defined in Section 12.1.
 "Excepted Liens": (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being Properly Contested; (b) Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being Properly Contested; (c) landlord's liens, maritime liens, liens granted under storage contracts, operators', vendors', carriers', warehousemen's, repairmen's, mechanics', suppliers', workers', materialmen's, construction or other like Liens, in each case arising in the Ordinary Course of Business or incident to the operation and maintenance of Properties each of which is in respect of obligations that are not delinquent or which are being Properly Contested; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors and no such deposit account is intended by Borrower or any Subsidiaries to provide collateral to the depository institution; (e) easements, zoning restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines or distribution lines, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case incurred in the Ordinary Course of Business; (g) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced unless any such action to enforce is effectively stayed or enjoined; (h) Liens (if any) identified on Schedule 10.2.2(d), together with any renewals, extensions and replacements thereof (provided that (i) the Property covered thereby is not increased and (ii) the amount secured or benefited thereby is not increased); provided, further that Liens described in clauses (a) through (d), (f), (g) and (h) shall remain "Excepted Liens" only for so long as no action to enforce such Lien has been commenced (unless any such action to enforce has been  effectively stayed or enjoined) and no intention to subordinate the first priority Lien granted in favor of Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (i) Liens arising out of any conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the Ordinary Course of Business.
 "Exchange Act": Securities Exchange Act of 1934 and any successor statute thereto, in each case as amended from time to time.
 "Excluded Account": as defined in Section 8.6.
 "Excluded Property":
(a) (i) any lease, license or other agreement to which an Obligor is a party or any of its rights or interests thereunder to the extent and for so long as the grant of a Lien thereon by such Obligor shall constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement, and (ii) any Property subject to a purchase money security interest to the extent and for so long as the terms of the agreement governing such security interest prohibit or make void or unenforceable the grant of a Lien thereon by such Obligor, in each case except to the extent any of the foregoing is rendered ineffective, or is otherwise unenforceable, pursuant to Section 9-406, 9-407, 9-408, or 9-409 of the UCC or any other Applicable Law;
(b) any Property to the extent and for so long as the grant of a Lien thereon by any Obligor is prohibited or made void or unenforceable pursuant to Applicable Law;
(c) any owned Real Estate or any leasehold rights and interests in Real Estate other than, in each case, Material Real Estate;
(d) any Equity Interests or Equity Interest equivalents of any Person that is not a Wholly-Owned Subsidiary of Borrower to the extent a lien on such Equity Interests is prohibited by such Person's Organic Documents;
(e) any Voting Stock of any First Tier Foreign Subsidiary in excess of 65% of all Voting Stock outstanding of such First Tier Foreign Subsidiary;

(f) any Vehicles owned by an Obligor with a book value of less than $2,500,000 in the aggregate for all such Vehicles;
(g) deposit accounts solely for the purpose of payroll and withholding tax and other fiduciary deposit accounts;
(h) Equity Interests in captive insurance Subsidiaries;
(i) intent to use trademark applications;
(j) Deposit Accounts or Securities Accounts holding cash and/or Cash Equivalents pledged to secure ABL Obligations solely to the extent consisting of (i) reimbursement obligations in respect of letters of credit and swing line loans issued under the ABL Credit Agreement and/or (ii) any obligations of lenders participating in the facilities under which such letters of credit are issued and swing loans made, in each case under the ABL Credit Agreement, which may be pledged without granting a Lien thereon to secure any other ABL Obligations or any Obligations; and
(k) other Property to the extent Administrative Agent determines that the cost of obtaining perfecting a lien or security interest therein is excessive in relation to the benefit afforded to the Lenders thereby;
provided that, in any event, the proceeds received by any Obligor from the sale, transfer or other disposition of any Excluded Property shall only constitute Excluded Property if such proceeds meet any of the requirements set forth in clauses (a) through (k) above.
  "Excluded Subsidiaries":  each of the following:
(a) Immaterial Subsidiaries;
(b) any Subsidiary that is prohibited by Applicable Law or regulation or contractual obligation from providing a guaranty (provided that such contractual obligation exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary, as applicable, and was not incurred in contemplation thereof) or that would require Governmental Approvals in order to provide such guaranty (unless such Governmental Approvals have been obtained);
(c) (i) any CFC Holdco and (ii) for as long as owned, directly or indirectly, by a CFC, CRS Technologies, Inc., a Michigan corporation, HSE Integrated, Inc., a Delaware corporation and HSE Integrated, LLC, a Delaware limited liability company (it being understood and agreed that no Foreign Subsidiary will be permitted to form or acquire U.S. Subsidiaries after the Closing Date);
(d) captive insurance Subsidiaries;
(e) any U.S. Subsidiary acquired by an Obligor that, at the time of the relevant acquisition, is an obligor in respect of assumed indebtedness permitted by the Loan Documents to the extent (and for so long as) the documentation governing the applicable assumed indebtedness prohibits such Subsidiary from providing a guaranty; provided that the relevant restriction was not entered into in contemplation of the relevant acquisition;

(f) any Subsidiary that is a Foreign Subsidiary; or
(g) any Subsidiary to the extent that the burden or cost of providing a guaranty outweighs the benefit afforded thereby as reasonably determined in writing by Administrative Agent and Borrower.
 The Excluded Subsidiaries as of the Closing Date are identified on Schedule 1.1(b)(i).
 "Excluded Swap Obligation": with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor's guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an "eligible contract participant" as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation.  If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
 "Excluded Taxes":  any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b)  U.S. federal  withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 14.4) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable either to such Lender's assignor immediately prior to such assignment or to such Lender immediately prior to its change in Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 5.10 and (d) any withholding Taxes imposed under FATCA.
 "Executive Order": Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.
 "Existing Class": as defined in Section 2.5.1.
 "Existing Credit Agreement": as defined in Section 6.1(o).
 "Existing Loans": as defined in Section 2.5.
 "Extended Loans": as defined in Section 2.5.
 "Extended Maturity Date": as defined in Section 2.5.
 "Extension": as defined in Section 2.5.
 "Extension Amendment": as defined in Section 2.5.

 "Extension Offer": as defined in Section 2.5.
 "Extraordinary Expenses": all costs, expenses or advances that Administrative Agent may incur while an Event of Default is continuing, or during the pendency of an Insolvency Proceeding of an Obligor, including those described in Section 3.4(f) and (h) incurred by the Administrative Agent during such period and those incurred by the Administrative Agent during such period relating to (a) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent's Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (b) the exercise of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; and (c) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and reasonable and documented standby fees, legal fees and expenses, appraisal fees, brokers' and auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
 "Fair Share": as defined in Section 11.2.
 "Fair Share Contribution Amount": as defined in Section 11.2.
 "FATCA": Sections 1471 through 1474 of the Code (including any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
 "Federal Funds Rate": for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.
 "First Tier Foreign Subsidiary": any Foreign Subsidiary that is a CFC and the Equity Interests of which are owned directly by any Obligor.
 "Fiscal Quarter": each period of three months, commencing on the first day of a Fiscal Year.
 "Fiscal Year": the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
 "Flood Disaster Protection Act":  the federal Flood Disaster Protection Act of 1973.

 "Flood Laws": (a) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (d) all other applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.
 "FLSA": the Fair Labor Standards Act of 1938.
 "Foreign Lender":  a Lender that is not a U.S. Person.
 "Foreign Plan":  any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary, including, in each such case, any plan or arrangement administered or maintained by a Governmental Authority.
 "Foreign Subsidiary": any Subsidiary other than a U.S. Subsidiary.
 "Full Payment": with respect to any Obligations or Guaranteed Obligations, (a) the full cash payment thereof (other than inchoate or contingent obligations for which no claim has been asserted), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations or Guaranteed Obligations are inchoate or contingent in nature (other than inchoate or contingent obligations for which no claim has been asserted), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Administrative Agent in its discretion, in the amount of required Cash Collateral).  No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have expired or been terminated.
 "Funding Guarantor": as defined in Section 11.2.
 "GAAP": generally accepted accounting principles in effect in the United States from time to time.
 "General Intangibles":  as defined in the UCC or any other Applicable Law, as applicable.
 "Goldman Sachs": Goldman Sachs Bank USA, a national banking association, and its successors and assigns, and including its global branches and affiliates.
 "Governmental Approvals": all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
 "Governmental Authority": the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state or local, provincial, municipal, foreign or other governmental department, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies, such as the European Union or the European Central Bank).
 "Guaranteed Obligations": as defined in Section 11.1.

 "Guarantors":  each U.S. Subsidiary (other than an Excluded Subsidiary), including, without limitation, any U.S. Subsidiary that is a general partner of any such U.S. Subsidiary organized as a limited partnership, and each other U.S. Subsidiary (other than an Excluded Subsidiary) that guarantees payment and performance of any Obligations, in each case until such Person is released from such guarantee pursuant to this Agreement.
 "Guaranty": the guaranty of each Guarantor set forth in Section 11.
 "Hazardous Material": any substance regulated or as to which liability might arise under any applicable Environmental Law including:  (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of "hazardous substance, " "hazardous material, " "hazardous waste, " "solid waste, " "toxic waste, " "extremely hazardous substance," "toxic substance, " "contaminant, " "pollutant, " or words of similar meaning or import found in any applicable Environmental Law; (b) hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes, to the extent any of the foregoing are present in quantities or concentrations prohibited under applicable Environmental Laws.
 "Hazardous Materials Activity": any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
 "Hedging Agreement": a "swap agreement" as defined in Section 101(53B)(A) of the Bankruptcy Code.
 "Hedging Termination Value": in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.
 "Immaterial Subsidiary":  any Subsidiary (other than any Subsidiary (A) that is a Guarantor on the Closing Date, (B) that is required to become a Guarantor after the Closing Date pursuant to Section 10.1.13, or (C) that holds any Equity Interest in any Guarantor referred to in the preceding clause (A) or (B)) that (i) had no more than 5% of the Consolidated total assets and generated no more than 5% of the Consolidated revenues of Borrower and its Subsidiaries as reflected in the most recent financial statements delivered pursuant to Section 10.1.2(a) or 10.1.2(b) prior to such date and (ii) has been designated as an "Immaterial Subsidiary" by Borrower in the manner provided below; provided that, if at any time, the total assets or total revenues of the Immaterial Subsidiaries, taken as a whole, as of the last day of Borrower's most recently ended Fiscal Quarter shall be greater than 10% of the Consolidated total assets or 10% the Consolidated total revenues of Borrower and its Subsidiaries on such date, then Borrower shall take such actions necessary, including causing an Immaterial Subsidiary to become a Guarantor and grant security interests pursuant to Section 10.1.13, to ensure that the total assets and the total revenues of the remaining Immaterial Subsidiaries, taken as a whole, would not constitute greater than 10% of the Consolidated total assets or 10% of the Consolidated total revenues of Borrower and its Subsidiaries at such time. Borrower may from time to time designate any Subsidiary (including a newly-created or newly-acquired Subsidiary) as an Immaterial Subsidiary, effective as of the date of such designation, by delivering to Administrative Agent an officer's certificate making such designation and confirming that (x) such Subsidiary meets the requirements set forth in this definition and (y) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing.  All of the Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.1(b) and designated thereon as Immaterial Subsidiaries.
  "Increased Amount Date": as defined in Section 2.4.
 "Incremental Borrowing":  a group of Incremental Term Loans that are made together on the same day and have the same interest option and, if applicable, Interest Period.
 "Incremental Debt": at any time, all Incremental Notes and Incremental Term Loans.
 "Incremental Debt Cap": as determined with respect to any Incremental Debt to be incurred, an amount equal to the sum of (a) $30,000,000 and (b) (i) if such Incremental Debt is (or is intended to be) secured, an additional amount if, after giving effect to the incurrence of such Incremental Debt, any acquisition consummated in connection therewith and Consolidated Secured Debt and Consolidated Total Debt, as applicable, on the date of determination, the Secured Leverage Ratio is equal to or less than 3.60 to 1.00 on a pro forma basis and (ii) if such Incremental Debt consists of Incremental Notes and is unsecured, an additional amount if, after giving effect to the incurrence of such Incremental Debt and any acquisition consummated in connection therewith, the Total Leverage Ratio is equal to or less than 4.00 to 1.00 on a pro forma basis.
 "Incremental Notes": as defined in Section 10.2.1(n).
 "Incremental Term Loan": as defined in Section 2.4.
 "Incremental Term Loan Commitments": as defined in Section 2.4.
 "Incremental Term Loan Lender": as defined in Section 2.4.
 "Indemnified Liabilities": collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders' agreement to make Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof), any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Loan Documents, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the engagement letter (and any related fee letter) delivered by Administrative Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.
 "Indemnified Taxes": (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment on account of any Obligation pursuant to the Loan Documents; and (b) to the extent not otherwise described in clause (a), Other Taxes.
 "Indemnitees": as defined in Section 15.2.
 "Industrial Design License": any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any Industrial Design, now or hereafter owned by any Obligor or that any Obligor otherwise has the right to license, is in existence, or granting to any Obligor any right to make, use or sell any Industrial Design, now or hereafter owned by any third party, is in existence, and all rights of any Obligor under any such agreement.
 "Industrial Designs": all of the following now owned or hereafter acquired by any Obligor: (a) all industrial design registrations, design patents and other design rights that the Obligor now or hereafter owns and uses, and all renewals and extensions thereof, and (b) all registrations and recordings thereof and all applications that have been or shall be made or filed in the Canadian Intellectual Property office or any similar office or agency in Canada or any other country or political subdivision thereof and all records thereof and all reissues, extensions or renewals thereof.
 "Initial Borrowing":  a group of Initial Term Loans that are made together on the Closing Date and have the same interest option and, if applicable, Interest Period.
 "Initial Term Loan" means an Initial Term Loan made by a Lender to Borrower pursuant to Section  2.1.1.
 "Initial Term Loan Commitment": the commitment of a Lender to make or otherwise fund an Initial Term Loan and "Initial Term Loan Commitments" means such commitments of all Lenders in the aggregate.  The amount of each Lender's Initial Term Loan Commitment, if any, is set forth on Schedule 1.1(a) or in the applicable Assignment, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $250,000,000.
 "Insolvency Proceeding": any case or proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other Debtor Relief Laws or debt adjustment law; (b) the appointment of a receiver, interim receiver, trustee, liquidator, administrator, conservator, monitor, manager, receiver and manager or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
 "Installment": as defined in Section 5.2.

 "Intellectual Property": all intellectual and similar Property of a Person, including inventions, designs, Industrial Designs, Industrial Design Licenses, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
 "Intellectual Property Claim": any claim or assertion (whether in writing, by suit or otherwise) that an Obligor's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.
 "Intercreditor Agreement": the Intercreditor Agreement of even date herewith, between the ABL Agent and the Administrative Agent.
 "Interest Period": as defined in Section 3.1.4.
 "Interest Rate Determination Date" means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
 "Internally Generated Cash": with respect to any period, any cash of Borrower or any Subsidiary generated during such period, excluding Net Proceeds of any Asset Disposition, covered loss under any casualty insurance policy or taking of any assets of Borrower or any of its Subsidiaries and any cash that is generated from an incurrence of Debt, an issuance of Equity Interests or a capital contribution.
 "Inventory": as defined in the UCC, as applicable, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower's business (but excluding Equipment).
 "Investment": with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding Accounts arising in the ordinary course of business and and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.  If any Obligor or any Subsidiary of an Obligor sells or otherwise disposes of less than all of the Equity Interests of any direct or indirect Subsidiary of an Obligor such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of an Obligor, Obligors will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the applicable Obligor's Investments in such Subsidiary that were not disposed of or sold.
 "IP Assignment": a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Administrative Agent, as security for its Obligations.
 "IRS": the United States Internal Revenue Service.
 "Joinder Agreement": an agreement substantially in the form of Exhibit B.

 "Joint Lead Arranger": as defined in the preamble to this Agreement.
 "Lenders": lenders party to this Agreement, including any Person who hereafter becomes a "Lender" pursuant to an Assignment (other than any such Person that ceases to be a party hereto pursuant to an Assignment) or pursuant to Section 2.4, including any Lending Office of the foregoing.
 "Lending Office": the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender by notice to Administrative Agent and Borrower.
 "License": any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
 "Licensor": any Person from whom an Obligor obtains the right to use any Intellectual Property.
 "Lien": a Person's interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, mortgage, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.
 "Lien Waiver": an agreement, in form and substance reasonably satisfactory to Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Administrative Agent, and agrees to deliver the Collateral to Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Administrative Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Administrative Agent upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Administrative Agent the right, vis-à-vis such Licensor, to enforce Administrative Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
 "Loan": an Initial Term Loan, any Incremental Term Loan and any Extended Loan.
 "Loan Documents": this Agreement, the Other Agreements and the Security Documents.
 "Loan Year": each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
 "Local Time":  New York City time.
 "Margin Stock": as defined in Regulation U of the Board of Governors.
 "Material Adverse Effect": a material adverse change in, or a material adverse effect on (a) the business, Properties or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; (b) the rights and remedies of Administrative Agent or any Lender under the Loan Documents, or of the ability of any Obligor to perform its obligations under any Loan Document to which it is a party; or (c) the validity or enforceability against any Obligor of any Loan Document to which it is a party; provided, however, that none of the following, either alone or in combination, shall constitute, or be considered in determining whether there has been, a Material Adverse Effect: (i) any change (A) that generally affects the industries and markets in which any of the Obligors conducts business, or (B) in conditions (including prevailing interest rates, elimination of the London interbank offered rate as a basis for establishing interest rates, and commodity prices) on the United States, Canada, foreign or global economy or capital or financial markets generally, in each case, to the extent that such change does not materially disproportionately affect Borrower and its Subsidiaries, taken as a whole, as compared to similarly situated companies in the industry in which the Obligors and their Subsidiaries conduct business, or (ii) any change in Applicable Law or GAAP, or the enforcement or interpretation thereof.
 "Material Contract": any agreement or arrangement to which Borrower or any Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Material Debt.
 "Material Debt": Debt (other than the Loans and Contingent Obligations), or obligations in respect of one or more Hedging Agreements, of any one or more of Obligors and their Subsidiaries in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Debt, the "principal amount" of the obligations of any Obligor or any Subsidiary in respect of any Hedging Agreement at any time shall be the Hedging Termination Value.
 "Material Real Estate" means (a) any fee owned Real Estate interest held by an Obligor that has a fair market value (as reasonably determined by Borrower in good faith) in excess of $10,000,000 on the Closing Date, and (b) any fee owned Real Estate acquired by an Obligor after the Closing Date that has a total fair market value (as reasonably determined by Borrower in good faith) in excess of $10,000,000 as of the date acquired.
 "Maturity Date": August 29, 2023 (and, with respect to any Incremental Term Loans made pursuant to Section 2.4, the date on which such Incremental Term Loan shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement); provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
 "Moody's": Moody's Investors Service, Inc., and its successors.
 "Mortgage": a mortgage, deed of trust or similar instrument in which an Obligor grants a Lien on its Real Estate or its leasehold in the Real Estate to Administrative Agent, as security for its Obligations.
 "Mortgaged Property": any Real Estate owned or leased by any Obligor that is subject to a Mortgage.
 "Multiemployer Plan": any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
 "Net Proceeds": (a) with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Subsidiary in cash from such disposition, net of

(i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal, accounting and investment banking fees and sales commissions; (ii) amounts applied to repayment of Debt secured by a Permitted Lien senior to Administrative Agent's Liens on Collateral sold; (iii) transfer or similar taxes; (iv) all income taxes payable as a result of any gain recognized in connection therewith (and, in the case of a Subsidiary that is treated as a disregarded entity or partnership for U.S. federal income tax purposes, income taxes payable by such Subsidiary's direct or indirect owners), and (v) reserves for indemnities, adjustments to sale prices, and (without duplication of items set forth in clause (iv) above)  taxes reasonably estimated by Borrower to be payable as a result thereof, until such reserves are no longer needed and (b) with respect to a covered loss under any casualty insurance policy or the taking of any assets of an Obligor or any of their Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, the proceeds received by Borrower or Subsidiary, or Administrative Agent as loss payee, as applicable net of (i) any actual and reasonable costs and expenses incurred by any Obligor or any of their Subsidiaries in connection with the adjustment or settlement of any claims of such Obligor or such Subsidiary in respect thereof, and (ii) any bona fide direct costs and expenses incurred in connection with any sale of such assets in connection with such taking as described in this clause (b), including income taxes payable as a result of any gain recognized in connection therewith (and, in the case of a Subsidiary that is treated as a disregarded entity or partnership for U.S. federal income tax purposes, income taxes payable by such Subsidiary's direct or indirect owners).
 "Notice of Borrowing": a request by Borrower of a Borrowing of Loans, in form satisfactory to Administrative Agent.
 "Notice of Conversion/Continuation": a request by Borrower of a conversion or continuation of any Loans as Eurodollar Rate Loans in form reasonably satisfactory to Administrative Agent.
 "Obligations": all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (c) Secured Bank Product Obligations, and (d) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
 "Obligee Guarantor": as defined in Section 11.7.
 "Obligor": Borrower and each Guarantor (including any other Person that becomes a Guarantor as provided at Section 11.14.).
 "OFAC": Office of Foreign Assets Control of the U.S. Treasury Department.
 "Ordinary Course of Business": the ordinary course of business of Borrower or any Subsidiary, undertaken in good faith and consistent in all material respects with Applicable Law and past practices.
 "Organic Documents": with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, continuation or amalgamation, limited liability company agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum or articles of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
 "OSHA": the Occupational Safety and Hazard Act of 1970.
 "Other Agreement": each fee letter, the Intercreditor Agreement, Borrower Materials, Lien Waiver, promissory note, U.S. Intercompany Note or Joinder Agreement now or hereafter delivered by an Obligor or other Person to Administrative Agent or a Lender in connection with any transactions relating hereto.
 "Other Connection Taxes": Taxes imposed on a Recipient as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising from the Recipient having executed, delivered, become a party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
 "Other Taxes": all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4(c)).
 "Outstanding Amount": with respect to the Loans on any date (or, as applicable, any Class thereof), the amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date.
 "Participant": as defined in Section 14.2.1.
 "PATRIOT Act": the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
 "Payment Item": each check, draft or other item of payment payable to any Obligor, including those constituting proceeds of any Collateral.
 "PBGC": the Pension Benefit Guaranty Corporation.
 "Pension Funding Rules": Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.
 "Pension Plan": any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
 "Permitted Acquisition": an Acquisition by any Obligor or any of its Subsidiaries, provided that (a) the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be engaged in substantially the same lines of business as one or more of the businesses of Obligors and their Subsidiaries or in a business or businesses reasonably related thereto; (b) unless such Acquisition is funded with the proceeds of an Incremental Term Loan, immediately before giving effect to such Acquisition, no Event of Default shall have occurred and be continuing; (c) at the time of such Acquisition, (i) no Event of Default under Sections 12.1(a) or (h) has occurred or is continuing or would immediately result therefrom, and (ii) Borrower is in compliance with Section 10.3.1 for the most recently ended Fiscal Quarter on a pro forma basis (where pro forma basis in this definition shall be made in reference to Consolidated Secured Debt on the date of such Acquisition and after giving effect to the consummation of such Acquisition (and any Debt incurred in connection therewith); (d) if such acquired Person has outstanding Debt at the time of such Acquisition, such Debt is permitted pursuant to Section 10.2.1; (e) any such newly created or acquired Subsidiary shall comply with the requirements of Section 10.1.13, (f) if such Acquisition is an Acquisition of assets, such assets are either (1) located primarily in the United States and the Acquisition is structured so that an Obligor (including a Person that becomes a Guarantor concurrently therewith) shall acquire such assets or (2) such assets are acquired as a part of a Canadian Acquisition to the extent permitted by clause (h) of this definition; (g) if such Acquisition is an Acquisition of the Equity Interests of a Person, such Acquisition is either (1) structured so that the acquired Person shall become a U.S. Subsidiary and a Wholly-Owned Subsidiary of an Obligor or (2) such Acquisition is a part of a Canadian Acquisition to the extent permitted by clause (h) of this definition; (h) with respect to any Canadian Acquisition, the Acquisition Consideration, together with the Acquisition Consideration for all other Canadian Acquisitions consummated from the Closing Date to the date of determination, does not exceed $50,000,000 in the aggregate and (i) with respect to any Acquisition for which the Acquisition Consideration equals or exceeds $25,000,000, Borrower shall have delivered to Administrative Agent and each Lender, at least five Business Days prior to the date on which such Acquisition is to be consummated, a certificate of a Senior Officer, in form and substance reasonably satisfactory to Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Acquisition.
 "Permitted Contingent Obligations": Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment and other assets permitted hereunder; (f) arising under the Loan Documents and/or the ABL Loan Documents; (g) arising with respect to customary provisions of any contract, customer agreement, purchase order, document or other agreement incurred in the Ordinary Course of Business; (h) arising by operation of law; or (i) in an aggregate amount of $10,000,000 or less at any time.
 "Permitted Junior Debt Conditions": of an applicable Debt are that such Debt (i) is not scheduled to mature prior to the date that is 91 days after the latest maturity of the Loans and the Revolving Loans and (ii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the latest maturity of the Loans and the Revolving Loans at the time such Debt is incurred.
 "Permitted Lien": as defined in Section 10.2.2.

 "Permitted Prior Lien": Permitted Liens identified under any of (i) clauses (a), (b), (c), (d) and (f) of the definition of "Excepted Liens" and (ii) any of clauses (c), (d) and (e) of Section 10.2.2.
 "Permitted Purchase Money Debt": Purchase Money Debt of Obligors and their Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $20,000,000 at any time.
 "Person": any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
 "Plan": an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
 "Platform": as defined in Section 10.1.2(o).
 "Prime Rate": the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
 "Private Lenders": Lenders that wish to receive Private-Side Information.
 "Private-Side Information": any information with respect to Borrower and its Subsidiaries that is not Public-Side Information.
 "Pro Rata": with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) prior to the termination of the Commitments, by dividing the amount of such Lender's Commitment by the aggregate outstanding Commitments of all Lenders; or (b) following termination of such Commitments, by dividing the amount of such Lender's Loans by the aggregate outstanding Loans of all Lenders or, if all Loans have been paid in full and/or Cash Collateralized, by dividing the remaining Obligations owing by Obligors to such Lender and its Affiliates by the aggregate remaining Obligations owing by Obligors to all Lenders and their respective Affiliates.
 "Proceeds of Crime Act":  the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.
 "Properly Contested": with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor's liability to pay; (b) the obligation is being properly contested in good faith, and, if necessary, by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

 "Property": any interest in any kind of property or asset, whether real (immovable), personal (movable) or mixed, or tangible (corporeal) or intangible (incorporeal).
 "Public Lenders": Lenders that do not wish to receive Private-Side Information.
 "Public-Side Information": information that is either (x) of a type that would be made publicly available if Borrower or any of its Subsidiaries were issuing securities pursuant to a public offering or (y) not material non-public information (for purposes of United States federal, state or other applicable securities laws).
 "Purchase Money Debt": (a) Debt (other than the Obligations), including Capital Leases, for payment of any of the purchase price of fixed assets or the repairs, additions and improvements thereto or expansions thereof; (b) Debt (other than the Obligations), including Capital Leases,  incurred within 30 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof or the repairs, additions and improvements thereto or expansions thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
 "Purchase Money Lien": a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
 "Qualified ECP": an Obligor with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of such act.
 "RCRA": the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
 "Real Estate": all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
 "Recipient": Administrative Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
 "Refinancing Conditions": the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (other than an increase in an aggregate principal amount resulting solely from the amount of any fees, premiums or expenses incurred in connection therewith and, without duplication, accrued and unpaid interest thereon, and any capitalized or payment in kind interest); (b) it has a final maturity no sooner than, a weighted average life no less than, and, unless otherwise approved by Administrative Agent, an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) if the Debt being extended, renewed or refinanced is subordinated, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced or otherwise on terms and conditions acceptable to Administrative Agent; (d) the representations, covenants and defaults applicable to it are no less favorable (taken as a whole in any material respect) to Obligors, than those applicable to the Debt being extended, renewed or refinanced, unless otherwise approved by Administrative Agent; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) immediately upon giving effect to its incurrence, no Default exists.

 "Refinancing Debt": Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(g) or (i).
 "Related Real Estate Documents": with respect to any Real Estate subject to a Mortgage, and to the extent that the burden or cost of providing any of the following is outweighed by the benefit afforded thereby as reasonably determined, in writing, by Administrative Agent and Borrower, the following, in form and substance reasonably satisfactory to Administrative Agent and received by Administrative Agent for review at least 15 days (or such shorter period as agreed to by Administrative Agent) prior to the effective date of the Mortgage:  (a) a mortgagee title policy (or binder therefor) having a value of at least 110% of the fair market value of such Real Estate covering Administrative Agent's interest under the Mortgage, by an insurer reasonably acceptable to Administrative Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Administrative Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor reasonably acceptable to Administrative Agent; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to borrower and flood insurance by an insurer reasonably acceptable to Administrative Agent and in compliance with this Agreement; (e) a current appraisal of the Real Estate, prepared by an appraiser reasonably acceptable to Administrative Agent; (f) an environmental assessment, prepared by environmental engineers reasonably acceptable to Administrative Agent, and such other reports, certificates, studies or data as Administrative Agent may reasonably require; and (g) such other documents, instruments, agreements and legal opinions as Administrative Agent may reasonably require with respect to any environmental risks regarding the Real Estate.
 "Release": any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing in quantities or concentrations prohibited under Environmental Laws.  "Released" has a correlative meaning.
 "Reportable Event": any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.
 "Repricing Transaction": as defined in Section 5.7(c).
 "Required Lenders": Lenders holding more than 50% of (a) prior to termination of the Commitments, the aggregate outstanding Commitments; or (b) following termination of the Commitments, the aggregate outstanding Loans or, if all Loans have been paid in full, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation.
 "Required Prepayment Date": as defined in Section 5.8.9.
 "Restrictive Agreement": an agreement (other than a Loan Document or an ABL Loan Document) that conditions or restricts the right of any Obligor or Subsidiary to incur or repay Borrowed Money owed to an Obligor or constituting Obligations, to grant, convey, create or impose Liens on any assets to secure the Obligations or obligations owed to an Obligor, to declare or make Distributions to an Obligor, to modify, extend or renew any agreement evidencing Borrowed Money owed to an Obligor or constituting Obligations, or to repay any intercompany Debt or requires the consent of other Persons in connection with any of the foregoing.

 "Revolving Loan":  "Loans" under (and as defined in) the ABL Credit Agreement.
  "Royalties": all royalties, fees, expense reimbursement and other amounts payable by Borrower under a License.
 "S&P": Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
 "Sanctioned Person": at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person.
 "Sanctions": economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.
 "Secured Bank Product Obligations": Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.
 "Secured Bank Product Provider": (a) any Arranger, Administrative Agent and any of their Affiliates; and (b) any Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 13.10.
 "Secured Leverage Ratio": the ratio as of the last day of any four-Fiscal Quarter of (i) Consolidated Secured Debt as of such day to (ii) EBITDA of the Borrower for the four‑Fiscal Quarter period ending on such date.
 "Secured Parties": Administrative Agent, Lenders and Secured Bank Product Providers.
 "Securities Account Control Agreement": a control agreement reasonably satisfactory to Administrative Agent executed by an institution maintaining a Securities Account for an Obligor, to perfect Administrative Agent's Lien or otherwise grant control to Administrative Agent on such account.
 "Securities Accounts":  all present and future "securities accounts" (as defined in Article 8 of the UCC), including all monies, "uncertificated securities," "securities entitlements" and other "financial assets" (as defined in Article 8 of the UCC) contained therein.
 "Securities Act": the Securities Act of 1933.

 "Security Documents": this Agreement, Mortgages, IP Assignments, Deposit Account Control Agreements, Securities Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
 "Senior Officer": the chairman of the board, president, chief executive officer, chief financial officer, controller, treasurer or any senior vice president of Borrower or, if the context requires, any other  Obligor.
 "Solvent": as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
 "Specified Representations" means, with respect to any Permitted Acquisition, the representations and warranties contained in Sections 9.1.1, 9.1.2, 9.1.3(b), 9.1.9, 9.1.23, 9.1.24, 9.2.25, 9.1.28 and 9.1.29; provided, that for purposes of this definition, (a) the defined term "Obligors" as used in such representations and warranties shall mean the Borrower and each Guarantor in existence immediately prior to the consummation of the Permitted Acquisition and (b) the representation and warranty contained in Section 9.1.9 shall apply only to the Borrower and the other Obligors (as such term is used in clause (a) of this proviso).
 "Seller Financing": unsecured Debt incurred by one or more Obligors as full or partial consideration for a Permitted Acquisition, which shall be subordinated to the Obligations on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent.
 "Subsidiary": any entity more than 50% of whose voting securities or Equity Interests is owned by Borrower (including indirect ownership through other entities in which Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).
 "Swap Obligations": with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
 "Taxes": all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
 "Term Loan Facility": as defined in the recitals to this Agreement.
 "Term Priority Collateral": as defined in the Intercreditor Agreement.

 "TL Priority Collateral Account": as defined in the Intercreditor Agreement.
 "Total Leverage Ratio": the ratio as of the last day of any four-Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) EBITDA of the Borrower for the four‑Fiscal Quarter period ending on such date.
 "Transactions": with respect to the Obligors, the execution, delivery and performance by the Obligors of this Agreement and each other Loan Document and the borrowing of Loans by Borrower, the use of the proceeds thereof, the guarantee of the Obligations and the grant of Liens by the Obligors on Collateral pursuant to the Loan Documents.
 "Transferee": any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
 "Type":  any type of a Loan (i.e., Base Rate Loan or Eurodollar Rate Loan).
  "UCC": the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
 "Unrestricted Cash": the aggregate amount of cash and Cash Equivalents held in accounts on the consolidated balance sheet of Obligors to the extent that the use of such cash for application to payment of the Obligations or other Debt is not prohibited by law or any contract or other agreement and such cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of Administrative Agent and the ABL Agent).
 "Upstream Payment": Distribution by a Subsidiary made ratably with respect to its Equity Interests and Distributions by an Obligor to another Obligor or made with respect to Debt held by a holder of Equity Interests (other than distributions by Borrower to holders of Equity Interests in Borrower); it being understood and agreed that nothing in this definition shall permit or be deemed to permit any Distribution by an Obligor with respect to Debt held by a holder of Equity Interest that is not an Obligor.
 "U.S.": the United States of America.
 "U.S. Dollars" or "$": lawful money of the U.S.
 "U.S. Intercompany Note": as defined in Section 10.2.1(e).
 "U.S. Person": "United States Person" as defined in Section 7701(a)(30) of the Code.
 "U.S. Subsidiary": any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
 "U.S. Tax Compliance Certificate": as defined in Section 5.10.2(b)(iii).
 "Value": (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
 "Vehicles": all vehicles covered by a certificate of title law of any state.
 "Voting Stock": of any Person as of any date, the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
 "Waivable Mandatory Prepayment": as defined in Section 5.8.9.
 "Weighted Average Yield": with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the pricing, interest rate margins, discounts, premiums, rate floors (with respect to an interest rate floor greater than the applicable interest rate floor under the existing Loan, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Loan shall be required, but only to the extent an increase in the interest rate floor in the existing Loan would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Loan may be increased to the extent necessary in respect of such differential between interest rate floors; provided that each basis point increase to the interest rate floor of the Loans shall count as one basis point of increase in the interest rate margin to the Loans for purposes of eliminating the amount over 0.50% that the Weighted Average Yield of the Incremental Term Loans exceeds the Initial Term Loan), fees (customary arrangement, structuring or commitment fees payable to the arrangers or any bookrunner (or their respective affiliates) in connection with the Initial Term Loan or to one or more arrangers or bookrunners (or their respective affiliates) of any Incremental Term Loan shall be excluded) and amortization schedule applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan (with original issue discount being equated to interest based on an assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity).
 "Wholly-Owned Subsidiary":  with respect to any Person shall mean a Subsidiary of such Person of which Equity Interests representing 100% of the Equity Interests (other than directors' qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Applicable Law) are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.
 "Write-Down and Conversion Powers": with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2. Accounting Terms.  Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower's certified public accountants concur in such change, the change is disclosed to Administrative Agent, and all relevant provisions of the Loan Documents are amended in a manner reasonably satisfactory to Required Lenders to take into account the effects of the change.
1.3. Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time:  "Chattel Paper," "Commercial Tort Claim," "Commodity Account," "Equipment," "Goods," "Instrument," "Investment Property," "Letter-of-Credit Right," "Securities Account" and "Supporting Obligation".
1.4. Certain Matters of Construction.  The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and "until" each mean "to but excluding."  The terms "including" and "include" shall mean "including, without limitation", and the term "or" is not exclusive.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent not prohibited by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include such Person's successors and assigns; (f) time of day mean Local Time; or (g) except as expressly provided, discretion of Administrative Agent or any Lender mean the sole and absolute discretion of such Person.  All determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time, and financial ratios required to be maintained or incurred by Borrower pursuant to any provision of this Agreement shall be calculated to the thousandth decimal place without giving effect to rounding.  Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Administrative Agent or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Reference to an Obligor's "knowledge" or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.
1.5. Currency.  All references in the Loan Documents to Loans or other amounts shall be denominated in U.S. Dollars, unless expressly provided otherwise.
SECTION 2. CREDIT FACILITIES
2.1. Initial Term Loan Commitment.
2.1.1. Loans.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, an Initial Term Loan to Borrower in an amount equal to such Lender's Initial Term Loan Commitment.  Borrower may make only one borrowing under the Initial Term Loan Commitment which shall be on the Closing Date.  Any amount borrowed under this Section 2.1.1 and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 5.7 and 5.8, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Maturity Date.  Each

Lender's Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender's Initial Term Loan Commitment on such date.
2.2. Notes.  Loans and interest accruing thereon shall be evidenced by the records of Administrative Agent and the applicable Lender.  At the request of a Lender, Borrower shall deliver promissory note(s) to such Lender in the amount of such Lender's Loan to Borrower.
2.3. Use of Proceeds.  The proceeds of Loans shall be used by Borrower solely (a) to satisfy existing Debt of Borrower and its Subsidiaries; (b) to pay fees and transaction expenses associated with the closing of this credit facility (including without limitation breakage costs and prepayment fees); (c) to pay Obligations in accordance with this Agreement; (d) for other lawful, general corporate, limited liability company or partnership purposes of Borrower and its Subsidiaries, including without limitation to finance permitted restricted payments, share repurchases, acquisitions, permitted Capital Expenditures and other Investments of Borrower and its Subsidiaries.  Borrower shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction); or (iii) for any purpose that would violate the U.S. Foreign Corrupt Practices Act of 1977, the Canadian Foreign Public Officials Act, UK Bribery Act 2010 or similar law in any jurisdiction.
(a) Incremental Facilities.  Borrower may by written notice to Administrative Agent elect to request prior to the Maturity Date, the establishment of one or more incremental term loan Commitments (the "Incremental Term Loan Commitments"), by an amount not in excess of the Incremental Debt Cap in the aggregate and not less than $10,000,000 in the case of each such increase (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between the Incremental Debt Cap and all such Incremental Term Loan Commitments obtained prior to such date, together with all Incremental Debt outstanding under Section 10.2.1(n)), and integral multiples of $5,000,000 in excess of that amount.  Each such notice shall specify (A) the date (each, an "Increased Amount Date") on which Borrower proposes that the Incremental Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent or such shorter period of time as consented to by Administrative Agent and (B) the identity of each Lender, Person that is an Eligible Assignee or other Person not then either a Lender or Eligible Assignee (each, an "Incremental Term Loan Lender") to whom Borrower proposes any portion of such Incremental Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that Administrative Agent may elect or decline to arrange such Incremental Term Loan Commitments in its sole discretion and any Lender or other Person approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Term Loan Commitment; provided, further, that each Lender and other Person that Borrower proposes to become an Incremental Term Loan Lender must be reasonably acceptable to Administrative Agent.  Such Incremental Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) (i) as of such Increased Amount Date (A) if such Class of Incremental Term Loans is being requested in connection with a Permitted Acquisition, no Event of Default under Sections 12.1(a) or (h) has occurred or is continuing or would immediately result therefrom, and (B) otherwise, no Default or Event of Default shall exist as of such date, or immediately result from such funding; and (ii) both immediately before and after giving effect to the making of any Class of Incremental

Term Loans, the representations and warranties of each Obligor in the Loan Documents (or, in the case of any Incremental Facility being requested in connection with a Permitted Acquisition, the Specified Representations and Acquisition Agreement Representations in the Acquisition Agreement for such Permitted Acquisition) shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) (except for representations and warranties that expressly relate to an earlier date); (2) the Incremental Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the Incremental Term Loan Lender and Administrative Agent, and each of which shall be recorded in the Register and each Incremental Term Loan Lender shall be subject to the requirements set forth in Section 5.9; (3) Borrower shall make any payments required pursuant to Section 3.9 in connection with the Incremental Term Loan Commitments; and (4) Borrower shall deliver or cause to be delivered any legal opinions, mortgage modifications or other documents reasonably requested by Administrative Agent in connection with any such transaction.  Any Incremental Term Loans made on an Increased Amount Date shall be designated a separate Class of Incremental Term Loans for all purposes of this Agreement.
On any Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender of any Class of Incremental Term Loans shall make a Loan to Borrower (an "Incremental Term Loan") in an amount equal to its Incremental Term Loan Commitment of such Class, and (ii) each Incremental Term Loan Lender of any Class of Incremental Term Loans shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto.
Administrative Agent shall notify Lenders promptly upon receipt of Borrower's notice of each Increased Amount Date and in respect thereof the Class of Incremental Term Loan Commitments and the Incremental Term Loan Lenders of such Class of Incremental Term Loans.
The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments of any Class shall be as set forth herein or in the Joinder Agreement.  In any event (i) the weighted average life to maturity of all Incremental Term Loans of any Class shall be no shorter than the weighted average life to maturity of the Initial Term Loan or any other Class of Incremental Term Loans, (ii) the applicable Maturity Date of each Class of Incremental Term Loans shall be no shorter than the latest of the final maturity of the Initial Term Loans or any other Class of Incremental Term Loans, (iii) the Weighted Average Yield applicable to the Incremental Term Loans of each Class shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the Weighted Average Yield applicable to the Incremental Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to any Loan plus 0.50% per annum unless the interest rate with respect to such Loan is increased so as to cause the then applicable Weighted Average Yield under this Agreement on such Loan to equal the Weighted Average Yield then applicable to the Incremental Term Loans less 0.50%, (iv) all Incremental Term Loans shall rank pari passu in right of payment and security with the Initial Term Loans, (v) all other terms of the Incremental Term Loans and Incremental Term Loan Commitments, if not consistent with the terms of the Initial Term Loan, must be reasonably acceptable to Administrative Agent, but in no event, directly or indirectly, shall the covenants or other provisions applicable to any Incremental Term Loan be more restrictive, or impose a more burdensome condition, on Borrower or its subsidiaries, or its or their assets, properties, business or operations than are provided for with respect to the Initial Term Loans (or the Lenders under the Initial Term Loan (or existing Incremental Term Loan) receive the benefit of the more restrictive terms, which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by a Senior Officer of the Borrower in good faith, (B) concern pricing (including interest  rates,  rate floors, fees,  OID  or other fees),  the amortization  schedule,  commitment reductions, prepayments and any prepayment premiums applicable to such Incremental Term Loan or (C) apply after the applicable Maturity Date (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such Incremental Term Loan, no consent  shall  be  required  from  the  Administrative  Agent  or Lenders to  the  extent  that  such  financial maintenance covenant is also added for the benefit of the Initial Term Loan and any existing  Incremental Term Loan existing  at  the  time  such  subsequent  Incremental Term Loan is incurred), and (vi) not have any terms which require it to be voluntarily or mandatorily prepaid prior to the repayment in full of the Initial Term Loans and any other Incremental Term Loans, unless accompanied by at least a ratable payment of the Loans.  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.4.
2.5. Extensions of Loans.
2.5.1. Borrower may from time to time, pursuant to the provisions of this Section 2.5, agree with one or more Lenders holding Loans and Commitments of any Class ("Existing Class") to extend the maturity date and to provide for other terms consistent with this Section 2.5 (each such modification, an "Extension") pursuant to one or more written offers (each an "Extension Offer") made from time to time by Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.5, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender.  In connection with each Extension, Borrower will provide notification to Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (each an "Extended Maturity Date") and the due date for Lender responses.  In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide Administrative Agent with a written notice thereof in a form reasonably satisfactory to Administrative Agent.  Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.  In connection with any Extension, Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, Administrative Agent to accomplish the purposes of this Section 2.5.
2.5.2. After giving effect to any Extension, the Loans so extended shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than seven different Classes of Loans.
2.5.3. The consummation and effectiveness of each Extension shall be subject to the following:
(a) no Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;
(b) the Loans of any Lender extended pursuant to any Extension (as applicable, "Extended Loans") shall have the same terms as the Existing Class of Loans subject to the proposed  Extension Amendment (without giving effect to the amendments effected by such Extension Amendment, the "Existing Loans"); except (A) the final maturity date of any Extended Loans of a Class to be extended pursuant to an Extension shall be later than the final maturity date of the related Existing Loans, and the weighted average life to maturity of any Extended Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of the related Existing Loans; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended

Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the related Existing Loans; (C) no repayment of any Extended Loans shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full); (D) the Extended Loans may contain a "most favored nation" provision for the benefit of Lenders holding Extended Loans; and (E) the other terms and conditions applicable to Extended Loans may be terms different than those with respect to the related Existing Loans, so long as such terms and conditions only apply after the final maturity date of the related Existing Loans; provided further, each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the provisions of this Section 2.5, including any amendments necessary to treat the applicable Loans of the extending Lenders as a new "Class" of loans hereunder; provided however, no Extension Amendment may provide for any Class of Extended Loans to be secured by any Collateral or other assets of any Obligor that does not also secure the related Existing Loans;
(c) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;
(d) a minimum principal amount of Loans in respect of such Extension (to be determined in Borrower's discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by Administrative Agent) shall be satisfied; and
(e) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 6.2 shall be satisfied, and Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Senior Officer of Borrower.
2.5.4. For the avoidance of doubt, it is understood and agreed that the provisions of Section 13.11 and Section 15.1 will not apply to Extensions of Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.5, including to any payment of interest or fees in respect of any Extended Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.
2.5.5. No Lender who rejects any request for an Extension shall be deemed a Lender who has failed to give consent for purposes of Section 14.4; provided, however, that if so requested by Borrower in an Extension Offer, Required Lenders may approve an amendment to have such Lenders be deemed Lenders who have failed to give consent and subject to the terms and conditions of Section 14.4.
2.5.6. The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments (collectively, "Extension Amendments") to this Agreement and the other Loan Documents as may be necessary in order to establish new Classes of Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.5.  Notwithstanding the foregoing, Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.5 and, if Administrative Agent seeks such advice or concurrence, Administrative Agent shall be permitted to enter into such amendments with Borrower in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with Borrower by Administrative Agent hereunder shall be binding on the Lenders.  Without limiting the foregoing, in connection with any Extension, (i) the appropriate Obligors shall (at their expense) amend (and Administrative Agent is hereby directed to amend) any Mortgage (or any other Loan Document that Administrative Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to Administrative Agent) and (ii) Borrower shall deliver board resolutions, secretary's certificates, officer's certificates and other documents as shall reasonably be requested by Administrative Agent in connection therewith and a legal opinion of counsel reasonably acceptable to Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby and (ii) to the effect that such Extension Amendment, including without limitation, the Extended Loans provided for therein, does not conflict with or violate the terms and provisions of Section 15.1.
2.5.7. Promptly following the consummation and effectiveness of any Extension, Borrower will furnish to Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of each class of Loans after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.
SECTION 3. INTEREST, FEES AND CHARGES
3.1. Interest.
3.1.1. Rates and Payment of Interest.
(a) The outstanding portions of the Loans shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; and (ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate for the applicable Interest Period, plus the Applicable Margin; and if any other Obligation is not paid when due (including, to the extent permitted by Law, interest not paid when due), it will bear interest at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.  Interest on the Loans shall be payable in U.S. Dollars.
(b) If any amount of principal or interest of any Loan (or any other Obligations) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand (and automatically and without demand upon the occurrence of an Insolvency Proceeding with respect to any Obligor).  Borrower and other Obligors each acknowledges that the cost and expense to Agent and Lenders for past-due amounts are difficult to ascertain and that the Default Rate is fair and reasonable compensation therefor.
(c) Interest shall accrue from the date a Loan is advanced or Obligation is not paid when due on the unpaid portion thereof from time to time outstanding, until paid in full by Borrower.  Interest accrued on the Loans shall be due and payable in arrears, (i) on the last Business Day of each quarter with respect to a Base Rate Loan, and on the last day of the applicable Interest Period with respect to a Eurodollar Rate Loan (except in the case of a Eurodollar Rate Loan with an Interest Period of more than three months' duration, in which case accrued interest shall be payable on the last day of such Interest Period and, in addition, on each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period); (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Maturity Date and on any Extended Maturity Date.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
3.1.2. Application of the Adjusted Eurodollar Rate to Outstanding Loans.
(a) Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any Eurodollar Rate Loan at the end of its Interest Period as, a Eurodollar Rate Loan.  During any Default or Event of Default, Administrative Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Eurodollar Rate Loan.
(b) Whenever Borrower desires to convert Loans from Eurodollar Rate Loans to Base Rate Loans or from Base Rate Loans to Eurodollar Rate Loans, or to continue Loans as Eurodollar Rate Loans, Borrower shall give Administrative Agent a Notice of Conversion/Continuation, no later than 10:00 a.m. (Local Time) at least one Business Day before the requested conversion or continuation date in the case of a conversion to a Base Rate Loan and at least three Business Days before the requested conversion or continuation date in the case of a conversion to a Eurodollar Rate Loan.  Promptly after receiving any such notice, Administrative Agent shall notify each Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified).  If, upon the expiration of any Interest Period in respect of any Eurodollar Rate Loans, Borrower shall have failed to deliver a Notice of Conversion/Continuation, Borrower shall be deemed to have elected to convert such Loans into Base Rate Loans.  Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of Adjusted Eurodollar Rate.
3.1.3. [Reserved].
3.1.4. Interest Periods.  In connection with the making, conversion or continuation of any Eurodollar Rate Loans, Borrower shall select an interest period ("Interest Period") to apply, which interest period shall be one, two, three or six months; provided, however, that:
(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Eurodollar Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
(c) no Interest Period shall extend beyond the Maturity Date (or applicable Extended Maturity Date).
3.1.5. Interest Rate Not Ascertainable.  If, due to any circumstance affecting the London interbank market generally, Administrative Agent determines that adequate and fair means do not exist for ascertaining the Adjusted Eurodollar Rate on any applicable date or that any Interest Period is not available on the basis provided herein, then Administrative Agent shall immediately notify Borrower of such determination.  Until Administrative Agent notifies Borrower that such circumstance no longer exists, the obligation of Lenders to make affected Eurodollar Rate Loans shall be suspended and no further Loans may be converted into or continued as such Eurodollar Rate Loans.
3.2. Fees.
(a) Borrower shall pay all fees set forth in any fee letter and any engagement letter executed in connection with this Agreement or, if applicable, any Joinder Agreement.
(b) Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of (i) such Lender's Initial Term Loan, a closing fee in an amount equal to 1.00% of the stated principal amount of such Lender's Initial Term Loan, payable to such Lender from the proceeds of its Initial Term Loan as and when funded on the Closing Date.  Such closing fees will be in all respects fully earned, due and payable upon the funding of the Initial Term Loans on the Closing Date and non-refundable and non-creditable thereafter.
3.3. Computation of Interest, Fees, Yield Protection.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days provided that in the case of interest on Loans computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate, interest will be determined on the basis of a year of 365 days (or 366 days in a leap year).  Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower by Administrative Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
3.4. Expenses. Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Obligors; (c) the reasonable fees, expenses and disbursements of counsel to Administrative Agent and any Lender, limited to one firm of counsel for all such parties, taken as a whole, and if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such parties, taken as a whole (and, in the case of an actual or reasonably perceived conflict of interest where the parties affected by such conflict notify the Borrower of the existence and basis of such conflict, of another firm of counsel for such affected parties and local counsel for the conflicted party) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes (without duplication of Indemnified Taxes or Other Taxes paid or indemnified pursuant to Section 3.7 or Section 5.9), search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Administrative Agent and each Arranger, limited to one firm of counsel for all such parties, taken as a whole, and if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such parties, taken as a whole (and, in the case of an actual or reasonably perceived conflict of interest where the parties affected by such conflict notify the Borrower of the existence and basis of such conflict, of another firm of counsel for such affected parties and local counsel for the conflicted party), and of counsel providing any opinions that Administrative Agent, any Arranger or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by Administrative Agent and each Arranger in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Loan Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of an Event of Default, all costs and expenses, including Extraordinary Expenses and reasonable attorneys' fees and costs of settlement, incurred by Administrative Agent or any Arranger or Lender in any Enforcement Action or in collecting any payments due from any Obligor hereunder or under the other Loan Documents by reason of such Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work‑out" or forbearance or pursuant to any insolvency or bankruptcy cases or proceedings.
3.5. Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank market, then, on notice thereof by such Lender to Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrower shall prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.6. Inability to Determine Rates.  Administrative Agent will promptly notify Borrower and Lenders if, in connection with any Loan or request for a Loan, (a) Administrative Agent determines that (i) Dollar deposits or bankers' acceptances are not being offered to banks in the London interbank Eurodollar market, for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining the Adjusted Eurodollar Rate for the Interest Period; or (b) Administrative Agent or

Required Lenders determine for any reason that the Adjusted Eurodollar Rate for the applicable Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan.  Thereafter, the Lenders' obligations to make or maintain affected Eurodollar Rate Loans, utilization of the Adjusted Eurodollar Rate component (if affected) in determining Base Rate shall be suspended until Administrative Agent (upon instruction by Required Lenders) withdraws the notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Eurodollar Rate Loan or, failing that, will be deemed to have requested a Base Rate Loan.
3.7. Increased Costs; Capital Adequacy.
3.7.1. Increased Costs Generally.  If any Change in Law shall:
(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating the Adjusted Eurodollar Rate);
(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c) impose on any Lender or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Commitment or Loan Document;
and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2. Capital Requirements.  If a Lender determines that a Change in Law affecting such Lender or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or holding company's capital as a consequence of this Agreement, or such Lender's Commitments, Loans or participations or Loans, to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3. [Reserved].
3.7.4. Compensation.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than six months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that such Lender notifies Borrower of the applicable Change in Law and of such Lender's intention to claim compensation therefor.

3.8. Mitigation.  If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful.  Borrower shall pay all reasonable and documented costs and expenses incurred by any Lender that has issued a Commitment to Borrower in connection with any such designation or assignment.
3.9. Funding Losses.  If for any reason (a) any Borrowing, conversion or continuation of, a Eurodollar Rate Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any prepayment, repayment or conversion of a Eurodollar Rate Loan occurs on a day other than the end of its Interest Period, (c) Borrower fails to repay a Eurodollar Rate Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a Eurodollar Rate Loan prior to the end of its Interest Period pursuant to Section 14.4, then Borrower shall pay to Administrative Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.  For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded a Eurodollar Rate Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.
3.10. Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate").  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4. LOAN ADMINISTRATION
4.1. Manner of Borrowing and Funding Loans.
4.1.1. Notice of Borrowing.  To request the funding of Loans on the Closing Date, Borrower shall give Administrative Agent a Notice of Borrowing.  Such notice must be received by Administrative Agent by 10:00 a.m. (Local Time) (i) on the Closing Date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the Closing Date, in the case of Eurodollar Rate Loans.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Initial Borrowing is to be made as a Base Rate Loan or Eurodollar Rate Loan and (D) in the case of a Eurodollar Rate Loan, the applicable Interest Period (which shall be deemed to be one month if not specified).

4.1.2. Fundings by Lenders.  Each applicable Lender shall fund its Pro Rata share of an Initial Borrowing in immediately available funds not later than 12:00 p.m. (Local Time) on the Closing Date.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Initial Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in U.S. Dollars equal to the proceeds of all such Initial Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower or to such other account as may be designated in writing to Administrative Agent by Borrower.  A Lender may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.
4.1.3. [Reserved].
4.1.4. Notices.  Borrower may request, convert or continue Loans, select interest rates and transfer funds based on delivery to Administrative Agent of a Notice of Conversion/Continuation.  Neither Administrative Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Administrative Agent or any Lender acting upon its understanding a Notice of Conversion/Continuation from a person believed in good faith by Administrative Agent or any Lender to be a person authorized to give such instructions on Borrower's behalf.
4.2. Defaulting Lender.  Notwithstanding anything herein to the contrary:
4.2.1. Reallocation of Pro Rata Share; Amendments.  For purposes of determining Lenders' obligations or rights to fund, participate in or receive collections with respect to Loans, Administrative Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender's Commitments and Loans from the calculation of shares.  A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 15.1.1(c).
4.2.2. Payments; Fees.  To the extent Borrower is required to pay any amounts to a Defaulting Lender hereunder, Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Administrative Agent such amounts until all Obligations owing to Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full.  Administrative Agent may use such amounts to cover the Defaulting Lender's defaulted obligations, to readvance the amounts owed to Borrower or to repay Obligations.  A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender.
4.2.3. Status; Cure.   Administrative Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error.  Borrower and Administrative Agent may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender's Commitments and Loans, and the exposures under the Commitments shall be reallocated among Lenders and settled by Administrative Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated Eurodollar Rate Loans) in accordance with the readjusted Pro Rata shares.  Unless expressly agreed by Borrower and Administrative Agent, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such

Lender.  The failure of any Lender to fund a Loan or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document.  No Lender shall be responsible for default by another Lender.
4.3. Number and Amount of Eurodollar Rate Loans; Determination of Rate.  Each Conversion Borrowing of Eurodollar Rate Loans shall be in a minimum amount of $5,000,000, plus an increment of $1,000,000. No more than five (5) Borrowings of Eurodollar Rate Loans may be outstanding at any time, and all Eurodollar Rate Loans of the same Type to Borrower having the same length and beginning date of their Interest Periods and the same currency shall be aggregated together and considered one Borrowing for this purpose.  Upon determining the Adjusted Eurodollar Rate for any Interest Period requested by Borrower, Administrative Agent shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.
4.4. [Reserved].
4.5. [Reserved].
4.6. Effect of Termination.  On the Maturity Date (or Extended Maturity Date if such Loans have been extended pursuant to Section 2.5 hereof), the Obligations with respect to such Class shall be immediately due and payable, and on the latest Maturity Date each Secured Bank Product Provider may terminate its Bank Products to the extent permitted by the agreements covering such Bank Products.  Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.  Administrative Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Administrative Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations.  Sections 3.4, 3.7, 3.9, 5.5, 5.9, 5.10, 13, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.
SECTION 5. PAYMENTS
5.1. General Payment Provisions.  All payments of Obligations shall be made without offset, counterclaim or defense of any kind, free and clear of (and, as provided in Section 5.9, without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Local Time) on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Any payment of a Eurodollar Rate Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Borrower agrees that after an Event of Default has occurred and is continuing, Administrative Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Administrative Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans.
5.2. Repayment of Loans.  The principal amounts of the Loans shall be repaid in consecutive quarterly installments (each such payment, an "Installment") on the last Business Day of each calendar quarter (each such date, an "Amortization Date"), commencing December 31, 2017, and at final maturity, in an amount of each quarterly payment equal to 0.25% of the Outstanding Amount of the Loan on the Closing Date; provided, in the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid on each Amortization Date occurring on or after the applicable Increased Amount Date in the manner specified in the Joinder Agreement.
Notwithstanding the foregoing, (w) the amount of such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Sections 5.7 and 5.8, as applicable, or in accordance with the applicable Joinder Agreement; (x) the Initial Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date (subject to Section 2.5); and (y) the Incremental Term Loans, together with all amounts owed hereunder with respect thereto, shall in any event be paid in full no later than the Maturity Date therefor (subject to Section 2.5).
5.3. [Reserved].
5.4. Payment of Other Obligations.  Obligations under the Loan Documents other than Loans, including Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.
5.5. Marshaling; Payments Set Aside.  None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or if Administrative Agent or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.6. Application and Allocation of Payments.
5.6.1. Application.  Except as otherwise set forth herein, payments made by Borrower hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrower; and (d) fourth, as determined by Administrative Agent in its discretion.
5.6.2. Post-Default Allocation.  Notwithstanding anything in any Loan Document to the contrary, while an Event of Default is continuing, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows (subject to the terms of the Intercreditor Agreement):
(a) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Administrative Agent;
(b) second, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;
(c) third, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(d) fourth, to all Loans and to Secured Bank Product Obligations (including cash collateralization thereof); and
(e) fifth, to all remaining Obligations.
Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories.  If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category.  Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category.  Administrative Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider.  If the Secured Bank Product Provider fails to deliver the calculation within five days following request, Administrative Agent may assume the amount is zero.  The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties as among themselves, without the consent of any Obligor.  This Section is not for the benefit of or enforceable by any Obligor, and each Obligor  irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.
5.6.3. Erroneous Application.  Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).
5.7. Voluntary Prepayments.
(a) Any time and from time to time:
(i)
with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, subject to Section 5.7(c), without premium or penalty, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(ii)
with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, subject to Section 5.7(c), without premium or penalty, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) All such prepayments shall be made:
(i)	upon not less than one Business Day's prior written or telephonic notice in the case of Base Rate Loans; and
(ii)	upon not less than three Business Days' prior written or telephonic notice in the case of Eurodollar Rate Loans.
in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent

 (and Administrative Agent will promptly transmit such original notice to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that any such notice may be contingent upon the consummation of a refinancing and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 3.9 to apply to any failure of the contingency to occur and any such extension or revocation.  Any prepayment of a Loan shall be accompanied by all  accrued  interest  on  the  amount  prepaid,  together  with  any  additional  amounts  required pursuant to Sections 3.9 and 5.7(c).   Each prepayment of the outstanding Loans pursuant to this Section 5.7 shall be applied to the scheduled amortization payments of the Loans as the Borrower shall direct, and each prepayment of Loans shall be paid to the Lenders in accordance with their respective Pro Rata shares.
(c) In the event that all or any portion of any Loans is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in the case of clauses (i) and (ii) above, in connection with any waiver, consent or amendment to any Loans the primary purpose of which is the lowering of the effective interest cost or the Weighted Average Yield of any Loans or the incurrence of any debt financing having an effective interest cost or Weighted Average Yield that is less than the effective interest cost or Weighted Average Yield of any Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced or effectively refinanced (in each case other than in connection with a change of control or an Acquisition permitted under the terms hereof) (a "Repricing Transaction"), in each case occurring on or prior to the last day of the six-month period following the Closing Date, such repayment, prepayment, refinancing, replacement or repricing or effective refinancing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced or effectively refinanced.  If all or any portion of the any Loans held by any Lender is repaid, prepaid, refinanced or replaced pursuant to a "yank-a-bank" or similar provision in the Loan Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement of the Loans of such Lender will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced or effectively refinanced.
5.8. Mandatory Prepayments.
5.8.1. Asset Dispositions.  No later than three Business Days following the date of receipt by Borrower or any of its Subsidiaries of any Net Proceeds of an Asset Disposition pursuant to Section 10.2.8(c) or Section 10.2.8(g) (other than with respect to any ABL Priority Collateral and proceeds thereof, which, until the Discharge of ABL Obligations, shall be governed by the ABL Credit Agreement and the Intercreditor Agreement), Borrower shall prepay the Loans in an aggregate amount equal to such Net Proceeds; provided, that so long as no Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Proceeds in long‑term productive assets of the general type used in the business of Borrower and its Subsidiaries or in equity of any Person that owns, or any line of business or division that owns, assets or properties useful in the business of Borrower and its Subsidiaries, in each case within (x) twelve (12) months following receipt of such Net Proceeds or (y) if Borrower or any other Obligor enters into a legally binding commitment to reinvest such Net Proceeds within twelve (12) months following receipt thereof, within the later of (A) twelve (12) months following receipt thereof and (B) one hundred eighty (180) days of the date of such legally binding commitment; provided that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after such reinvestment election, an amount equal to any such Net Proceeds shall be applied within five (5) Business Days after Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 5.8.1.

5.8.2. Insurance/Condemnation Proceeds.  No later than three Business Days following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Proceeds of any covered loss under a casualty insurance policy or taking (other than with respect to any ABL Priority Collateral and proceeds thereof, which, until the Discharge of ABL Obligations, shall be governed by the ABL Credit Agreement and the Intercreditor Agreement), Borrower shall prepay the Loans in an aggregate amount equal to such Net Proceeds; provided, that so long as no Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest such Net Proceeds in long term productive assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof or an investment in equity of any Person that owns, or any line of business or division that owns, assets or properties useful in the business of Borrower and its Subsidiaries within (x) twelve (12) months following receipt of such Net Proceeds or (y) if Borrower or any other Obligor enters into a legally binding commitment to reinvest such Net Proceeds within twelve (12) months following receipt thereof, within the later of (A) twelve (12) months following receipt thereof and (B) one hundred eighty (180) days of the date of such legally binding commitment; provided that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after such reinvestment election, an amount equal to any such Net Proceeds shall be applied within five (5) Business Days after Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 5.8.2.
5.8.3. Issuance of Debt.  On the date of receipt by Borrower or any of its Subsidiaries of any cash proceeds from the incurrence of any Debt of Borrower or any of its Subsidiaries (other than with respect to any Debt permitted to be incurred pursuant to Section 10.2.1), Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal, accounting, and investment banking fees and expenses.
5.8.4. Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2018), Borrower shall, no later than 120 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans made with Internally Generated Cash (excluding, for the avoidance of doubt, (y) repurchases of the Loans pursuant to Section 14.3.6, and (z) repayments of Loans made with the cash proceeds of any refinancing Debt)); provided, that if, as of the last day of the most recently ended Fiscal Year, the Total Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 10.1.2(e) calculating the Total Leverage Ratio as of the last day of such Fiscal Year) shall be (1) 3.00:1.00 or less and greater than 2.50:1.00, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans made with Internally Generated Cash (excluding, for the avoidance of doubt, (y) repurchases of Loans pursuant to Section 14.3.6, and (z) repayments of Loans made with the cash proceeds of any refinancing Debt) or (2) 2.50:1.00 or less, Borrower shall not be required to make any prepayments otherwise required hereby of such Consolidated Excess Cash Flow.
5.8.5. Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to this Section 5.8, Borrower shall deliver to Administrative Agent a certificate of a Senior Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Senior Officer demonstrating the derivation of such excess.
5.8.6. Application of Prepayments.  The proceeds of any mandatory prepayment made under each of Sections 5.8.1, 5.8.2, and 5.8.3 shall be applied to reduce, pro rata, the amount of the required scheduled amortization payments of the Loans and the payments at final maturity.  The proceeds of any mandatory prepayment made under Section 5.8.4 shall be applied to reduce, (i) first, the amount of the required scheduled amortization payments of the Loans and the payments at final maturity due on the twelve (12) Amortization Dates following such prepayment (including the first such Amortization Date occurring on the last Business Day of the calendar quarter during which such mandatory prepayment was made) in direct order of maturity thereof, and (ii) thereafter, pro rata, to the amount of the required scheduled amortization payments of the Loans and the payments at final maturity.
5.8.7. Additional Limitations.  Notwithstanding anything to the contrary herein, the Borrower may apply amounts otherwise required to make prepayments pursuant to Sections 5.8.1, 5.8.2 and 5.8.4 to repay (x) with respect to Sections 5.8.1 and 5.8.2, any Debt  that was secured by any assets not constituting Collateral sold in such Asset Disposition or the loss of which resulted in Net Proceeds, as applicable, to the extent such repayment is required by such Debt as a result of such Asset Disposition or loss and (y) a ratable portion of Incremental Notes permitted to be incurred pursuant to Section 10.2.1(n) and secured by Liens on the Term Priority Collateral on a pari passu basis with the Liens securing Obligations pursuant to Section 10.2.1(n), in the case of this clause (y), in respect of which a prepayment (or offer of prepayment) is required to be made with respect to such pari passu secured Incremental Notes with such Net Proceeds or Consolidated Excess Cash Flow, as applicable (determined on the basis of the aggregate outstanding principal amount of the Loans and such pari passu secured Incremental Notes outstanding at such time).
5.8.8. Interest.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.9.
5.8.9. Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, if the Borrower is required to make any mandatory prepayment (a "Waivable Mandatory Prepayment") not less than five Business Days prior to the date (the "Required Prepayment Date") on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender's Pro Rata share of such Waivable Mandatory Prepayment and such Lender's option to refuse such amount.  Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, (i) the Borrower shall pay to the Administrative Agent an amount equal to that portion of the Waivable Mandatory Prepayment that is payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied in accordance with the terms of this Section 5.8), and (ii) the portion of the Waivable Mandatory Prepayment otherwise payable to Lenders that have elected to exercise such option ("Declined Proceeds") may be retained by the Borrower to be used for any purpose not prohibited hereunder.
5.9. Taxes.
5.9.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.  All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If Applicable Law (as determined by Administrative Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or an Obligor, then (i) Administrative Agent or such Obligor shall be entitled to make such deduction or withholding, (ii) Administrative Agent or such Obligor shall timely pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law and (iii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.9.2. Payment of Other Taxes.   Without limiting the foregoing, Obligors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Administrative Agent's option, timely reimburse Administrative Agent for payment of, any Other Taxes.
5.9.3. Tax Indemnification.
(a) Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Obligor shall make payment within 10 days after written demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to Obligors by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b) To the extent required by any Applicable Law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Each Lender shall indemnify and hold harmless, Administrative Agent, on a several basis, against (i) any Indemnified Taxes attributable to such Lender (but only to the extent Obligors have not already paid or reimbursed Administrative Agent therefor and without limiting Obligors' obligation to do so), (ii) any Taxes attributable to such Lender's failure to maintain a Participant register as required hereunder, and (iii) any Excluded Taxes attributable to such Lender that are payable or paid by Administrative Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Lender shall make payment within 10 days after written demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.

5.9.4. Evidence of Payments.   If Administrative Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Administrative Agent shall deliver to Borrower or Borrower shall deliver to Administrative Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Administrative Agent or Borrower, as applicable.
5.9.5. Treatment of Certain Refunds.  Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender.  If a Recipient determines in its discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Obligors have paid additional amounts pursuant to this Section 5.9.5, it shall pay Obligors an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Obligors with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Obligors agree, upon request by the Recipient, to repay the amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority.  Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrower pursuant to this Section 5.9.5 if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  In no event shall Administrative Agent or any Recipient be required to make its tax returns (or any other information relating to its Taxes that it deems confidential) available to any Obligor or other Person.
5.9.6. Survival.  Each party's obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.10. Lender Tax Information.
5.10.1. Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrower and Administrative Agent properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding Tax.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.10.2. Documentation.  Without limiting the foregoing, if Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(i)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii)	executed copies of IRS Form W-8ECI or IRS Form W-8EXP;
(iii)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially  in the form of Exhibit C-1 and satisfactory to Administrative Agent to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code ("U.S. Tax Compliance Certificate"), and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv)
to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3 and satisfactory to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 and satisfactory to Administrative Agent on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(d) if payment of an Obligation to a Recipient would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Recipient shall deliver to Borrower and Administrative Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date hereof.
5.10.3. Obligation to Mitigate; Replacement of Increased Cost Lenders
(b)  Each Lender agrees that, if such Lender requests payment under Section 3.7 or 5.9, then such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to make, issue, fund or maintain its Loans, through another office of such Lender if, as a result thereof, the additional amounts payable to such Lender pursuant to Section 3.7 or 5.9, as the case may be, in the future would be eliminated or reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 5.10.3 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 5.10.3 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.  Anything contained herein to the contrary notwithstanding, in the event that: (i) any Lender (an "Increased‑Cost Lender") shall give notice to Borrower that such Lender is entitled to receive payments under Section 3.7 or 5.9, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower's request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 4.2.3 within five Business Days after Borrower's request that it cure such default; then, with respect to each such Increased‑Cost Lender or Defaulting Lender (the "Terminated Lender"), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans if any, in full to one or more Eligible Assignees (each a "Replacement Lender") in accordance with the provisions of Section 14.3 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 3.7 or 5.9, as applicable; or otherwise as if it were a prepayment Section 5.7(c); and (3) such assignment does not conflict with Applicable Law.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a "Lender" for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

 Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 14.3.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 14.3 on behalf of a Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 14.3.
5.10.4. Redelivery of Documentation.  If any form or certification previously delivered by a Lender or Administrative Agent pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender or Administrative Agent, as applicable, shall promptly update the form or certification or notify Borrower and Administrative Agent in writing of its inability to do so.
SECTION 6. CONDITIONS PRECEDENT
6.1. Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan or otherwise extend credit to Borrower hereunder, until the date ("Closing Date") that each of the following conditions has been satisfied (or waived in accordance with Section 15.1.1(d)(i) hereof):
(a) Each Loan Document shall have been duly executed and delivered to Administrative Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(b) Administrative Agent shall have received (i) filings or recordations necessary to perfect its Liens in the Collateral or arrangements reasonably satisfactory to Administrative Agent for such filings and recordations shall have been made (and all filing and recording fees and taxes in connection therewith shall have been duly paid or arrangements reasonably satisfactory to Administrative Agent for the payment of such fees and taxes shall have been made) and (ii) UCC and Lien searches and other evidence reasonably satisfactory to Administrative Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens, after giving effect to the refinancing of the Indebtedness outstanding under the Existing Credit Agreement.
(c) [Reserved].
(d) Administrative Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the Initial Term Loan and the Transactions, (i) Borrower and its Subsidiaries, on a Consolidated basis,, are Solvent; (ii) no Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof); and (iv) Obligors have complied with all agreements and conditions to be satisfied by it on or before the Closing Date under the Loan Documents.
(e) Administrative Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Administrative Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(f) Administrative Agent shall have received a written opinion of Norton Rose Fulbright US LLP, as well as any local counsel to Borrower, in form and substance reasonably satisfactory to Administrative Agent.
(g) Administrative Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization.  Administrative Agent shall have received good standing certificates or similar instrument for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization.
(h) Administrative Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, as well as all necessary endorsements naming Administrative Agent as a lender loss payee with respect to the Collateral and additional insured under liability insurance, as the case may be, all in compliance with the Loan Documents.
(i) No event shall have occurred or circumstance exist since December 31, 2016 that, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.  Administrative Agent shall have completed its business, financial and legal due diligence of Obligors,  No changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by Administrative Agent or the Lenders regarding the Obligors after the date such due diligence investigation has completed that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) purports to materially adversely affect the Transactions, and nothing shall have come to the attention of the Lenders to lead them to reasonably believe that (A) the Confidential Information Memorandum regarding Borrower and its Subsidiary and dated August 3, 2017, was or has become misleading, incorrect or incomplete in any material respect or (B) the Transactions will have a Material Adverse Effect.
(j) Borrower shall have paid all reasonable and documented fees and expenses to be paid to Administrative Agent and Lenders on the Closing Date (provided that invoices for expenses shall have been delivered to Borrower three Business Days prior to the Closing Date).
(k) [Reserved].
(l) Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that Company shall have consummated the transactions contemplated by the ABL Credit Agreement and that the Commitments (as defined in the ABL Credit Agreement) shall be in an aggregate principal amount of up to $85,000,000.
(m) Administrative Agent shall have received (i) pro forma consolidated and consolidating financial statements of Borrower and its Consolidated Subsidiaries giving effect to the initial funding of the Initial Term Loan, issuance of Letters of Credit (as defined in the ABL Credit Agreement) and the funding of the Revolving Loans on or before the Closing Date and (ii) the annual (or other audited)

financial statements of Borrower and its Consolidated Subsidiaries for the Fiscal Years ended 2014, 2015 and 2016 and all amendments thereto.
(n) There shall be no action, suit, investigation, litigation or proceeding pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or governmental instrumentality that in Administrative Agent's reasonable judgment (a) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) would reasonably be expected to materially and adversely affect this Agreement or the transactions contemplated thereby.
(o) Administrative Agent shall have received evidence that the Amended and Restated Credit Agreement, dated as of January 2, 2014, by and among, inter alios, Borrower, Wells Fargo Bank, National Association, as administrative agent and the lenders party thereto (as amended prior to the date hereof, the "Existing Credit Agreement") has been, or concurrently with the initial Loans on the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the initial Loans on the Closing Date are being, released.
(p) Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested in writing at least ten Business Days prior to the Closing Date by the Lenders.
6.2. Conditions Precedent to All Credit Extensions.  Administrative Agent and Lenders shall not be required to fund any Loans unless the Closing Date shall have occurred and the following conditions are satisfied (or waived in accordance with Section 15.1(d) hereof):
(a) No Default shall exist at the time of, or immediately result from, such funding or issuance;
(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the date of, and upon giving effect to, such funding (except for representations and warranties that expressly relate to an earlier date);
(c) No event shall have occurred or circumstance exist that has had or would reasonably be expected to have a Material Adverse Effect; and
(d) Administrative Agent shall have received a Notice of Borrowing with respect to the funding of any Loan.
Each request (or deemed request) by Borrower for funding of a Loan shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding.
SECTION 7. COLLATERAL

7.1. Grant of Security Interest.  To secure the prompt payment and performance of (a) all Obligations (including all Obligations of the Guarantors), each Obligor hereby grants to Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a) all Accounts;
(b) all Chattel Paper, including electronic chattel paper;
(c) all Commercial Tort Claims, including those shown on Schedule 7.4.1;
(d) all Deposit Accounts;
(e) all Documents;
(f) all General Intangibles, including Intellectual Property;
(g) all Goods, including Inventory, Equipment and fixtures;
(h) all Instruments;
(i) all Investment Property;
(j) all Letter-of-Credit Rights;
(k) all Supporting Obligations;
(l) all Vehicles;
(m) all monies, whether or not in the possession or under the control of Administrative Agent, a Lender, or a bailee or an Affiliate of Administrative Agent or a Lender, including any Cash Collateral;
(n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;
(o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; and
(p) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
Notwithstanding anything herein to the contrary, in no event shall the security interest attach to, or the term "Collateral" be deemed to include, any Excluded Property.
7.2. Lien on Deposit Accounts; Securities Accounts; Cash Collateral.

7.2.1. Deposit Accounts; Securities Accounts.  To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account and Securities Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account; provided that, subject to the Intercreditor Agreement, any security interest in any Deposit Account or Securities Account other than the TL Priority Collateral Account shall have second priority.  Each Obligor hereby authorizes and directs each bank or other depository or securities intermediary to deliver to Administrative Agent, upon request of Administrative Agent (such request shall be subject to the Intercreditor Agreement), all balances in any Deposit Account and Securities Account maintained for such Obligor, without inquiry into the authority or right of Administrative Agent to make such request. Administrative Agent hereby agrees that it will not issue any such request unless an Event of Default has occurred and is continuing.
7.2.2. Cash Collateral.  Cash Collateral may be invested, at Administrative Agent's discretion (and with the consent of Borrower, as long as no Event of Default is continuing), but Administrative Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss.  As security for all Obligations, each Obligor hereby grants to Administrative Agent, for the benefit of the Secured Parties, a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise.  At any time while an Event of Default is continuing, Administrative Agent may apply Cash Collateral to the payment of the Obligations in accordance with Section 5.6.  Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Administrative Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.
7.3. Real Estate, Vehicles and Pledged Collateral.
7.3.1. Real Estate Collateral and Vehicles.
(a) Liens on Real Estate.  If any Obligor acquires Real Estate (other than Real Estate constituting Excluded Property) hereafter (or if any Real Estate ceases to be Excluded Property), Obligors shall, within 90 days (as may be extended by Administrative Agent in its sole discretion), execute, deliver and record a Mortgage sufficient to create a perfected Lien in favor of Administrative Agent, for the benefit of the Secured Parties, on such Real Estate, and, to the extent applicable, shall deliver (or cause to be delivered) to Administrative Agent all Related Real Estate Documents.
(b) Vehicles.  If any Obligor acquires a Vehicle that does not constitute Excluded Property (or if any Vehicle ceases to be Excluded Property), Obligors shall, within 90 days (as may be extended by Administrative Agent in its sole discretion), execute and deliver such documents and take such actions (including notation on the certificate of title) as Administrative Agent may reasonably request to create a perfected Lien in favor of Administrative Agent, for the benefit of the Secured Parties, on such Vehicle.
7.3.2.  Pledged Equity Interests and Debt.  As security for the payment or performance in full of all Obligations, each Obligor hereby assigns and pledges to Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Obligor's right, title and interest in, to and under (i) the Equity Interests now owned or at any time hereafter acquired by such Obligor (except for any Excluded Property), including the Equity Interests set forth on Schedule 7.3, and all certificates and other instruments representing such Equity Interests (collectively, the "Pledged Equity Interests"); (ii) the debt instruments now owned or at any time hereafter acquired by such Obligor, including the debt instruments set forth on Schedule 7.3 (which Schedule identifies debt instruments (other than checks received for deposit or collection in the ordinary course of business) that individually has a face or principal amount of at least $1,000,000), and all promissory notes and other instruments evidencing such debt instruments (collectively, the "Pledged Debt"); (iii) all other Property that may be delivered to and held by Administrative Agent pursuant to the terms of this Section 7.3.2; (iv) subject to Section 7.3.6, all payments of principal or interest, dividends, cash, instruments and other Property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities and instruments referred to in clauses (i) and (ii) above; (v) subject to Section 7.3.6, all rights and privileges of such Obligor with respect to the securities, instruments and other Property referred to in clauses (i), (ii), (iii) and (iv) above; and (vi) all proceeds of any and all of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the "Pledged Collateral").
Notwithstanding the foregoing, (A) no security interest is granted in and no Lien is granted upon any Excluded Property (and no Excluded Property shall constitute Pledged Equity Interests, Pledged Debt or Pledged Collateral) and (B) Obligors shall not be required to take any action under the law of any non-U.S. jurisdiction to create or perfect a security interest in Pledged Equity Interests in Immaterial Subsidiaries.
7.3.3. Delivery of the Pledged Collateral.
(a) Each Obligor agrees to deliver or cause to be delivered to Administrative Agent any and all tangible Pledged Collateral (other than (i) checks received for deposit or collection in the ordinary course of business and (ii) other than Pledged Debt of a face or principal amount of less than $1,000,000 individually and in any event less than $2,000,000 in the aggregate for all such Pledged Debt) at every time owned by such Obligor promptly following its acquisition thereof.
(b) Each Obligor will cause all Debt of any Person (including Subsidiaries and Affiliates of any such Obligor) in a principal amount of at least $1,000,000 that is owing to such Obligor to be evidenced by a duly executed promissory note that is pledged and delivered to Administrative Agent pursuant to the terms hereof.
(c) Upon delivery to Administrative Agent, (i) any Pledged Equity Interests shall be accompanied by undated transfer powers duly executed by the applicable Obligor in blank or other instruments of transfer satisfactory to Administrative Agent and by such other instruments and documents as Administrative Agent may reasonably request and (ii) all other Property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable Obligor in blank and by such other instruments and documents as Administrative Agent may reasonably request.  Each delivery of Pledged Collateral after the date hereof shall be accompanied by a schedule describing the Pledged Collateral so delivered, which schedule shall be attached to Schedule 7.3 and made a part hereof; provided that failure to attach any such schedule hereto or any error in a schedule so attached shall not affect the validity of the pledge of any Pledged Collateral.
7.3.4. Pledge Related Representations, Warranties and Covenants.  Each Obligor hereby represents, warrants and covenants to Administrative Agent and the Secured Parties that:

(a) Schedule 7.3 sets forth, as of the Closing Date, a true and complete list of (i) all the Equity Interests owned by such Obligor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Obligor and required to be pledged hereunder and (ii) all promissory notes and other instruments evidencing debt which are required to be pledged hereunder and delivered to Administrative Agent in accordance with Section 7.3.3.
(b) The Pledged Equity Interests and Pledged Debt have been duly authorized and validly issued by the issuers thereof and (i) in the case of Pledged Equity Interests that are shares of a corporation, are fully paid and nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof, subject to applicable Debtor Relief Laws and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).
(c) Except for the security interests granted hereunder, such Obligor (i) is and, subject to any transfers or dispositions made in compliance with this Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral listed on Schedule 7.3, (ii) holds the same free and clear of all Liens (other than Permitted Liens or transfers or dispositions permitted under this Agreement), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral (other than Permitted Liens or transfers or dispositions permitted under this Agreement) and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens or transfers or dispositions permitted under this Agreement), however arising, of all persons whomsoever.
(d) Each Obligor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated.
(e) No Governmental Approval or any other action by any Governmental Authority and no consent or approval of any securities exchange or any other person (including stockholders, partners, members or creditors of the applicable Obligor) is or will be required for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect).
(f) By virtue of the execution and delivery by each Obligor of this Agreement (or a supplement or joinder to this Agreement) or, when any Pledged Collateral of any such Obligor is delivered to Administrative Agent (or its gratuitous bailee) in accordance with this Agreement, Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Collateral as security for the payment and performance of the Obligations.
(g) Each Obligor agrees that it will not, nor will it permit any other Person to cause any Pledged Equity Interests comprised of interests in a partnership or limited liability company to be classified as "securities" for purposes of Article 8 of the UCC without the express, prior written consent of Administrative Agent, or to certificate such Pledged Equity Interests pursuant to, Article 8 of the UCC without the express, prior written consent of Administrative Agent.  With respect to each partnership or limited liability company that is a Wholly-Owned Subsidiary and the issuer of Pledged Equity Interests (A)  on the Closing Date, within the time periods set forth on Schedule 10.1.22 and (B) that is acquired or formed after the Closing Date, within 30 days after such acquisition or formation, each Obligors that is a pledgor of such Pledged Equity Interest shall cause each partnership or limited liability company that is an issuer of such Pledged Equity Interest to amend its partnership agreement or limited liability company agreement to include the following provisions:

"The [Partnership] [LLC] hereby irrevocably agrees that all [partnership interests (including any Units and any interests in such Units, collectively the "Partnership Interests")] [membership interests ("Membership Interests")] in [Partnership] [LLC] shall not be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of [_______]  and each other applicable jurisdiction.

Notwithstanding any other provision in this [Limited Partnership Agreement] [Operating Agreement] or otherwise to the contrary, each [Partner] [Member] consents to and agrees that (i) any [Partner] [Member] may pledge its [partnership interests (including any Units and any interests in such Units, collectively the [Partnership][Membership] Interests to secure obligations arising pursuant to loans or other financial accommodations made to a [Partner] [Member], the [Partnership] [LLC] and/or one or more of their respective affiliates from time to time, (ii) a pledgee of [Partnership] [Membership] Interests, or such pledgee's permitted successors or assigns, may, in connection with the valid exercise of such pledgee's or such permitted successor's or assign's rights, sell, transfer or otherwise dispose of all or part of the [Partnership] [Membership] Interests (including a sale, transfer or disposition in connection with any foreclosure) without any further consent of any [Partner] [Member] and without having to comply with any restrictions of the sale, transfer of other disposition of the [Partnership] [Membership] Interests set forth in this [Limited Partnership Agreement] [Operating Agreement] or otherwise and (iii) a pledgee of [Partnership] [Membership] Interests, or such pledgee's permitted successors or assigns, in connection with the valid exercise of such pledgee's or such permitted successor's or assign's rights, or any purchaser of the [Partnership] [Membership]  Interests acquired the [Partnership] [Membership] Interests in connection with the valid exercise of such rights (including in connection with any foreclosure), may acquire the [Partnership] [Membership] Interests and become a [Partner] [Member] or be substituted for a [Partner] [Member] under this [Limited Partnership Agreement] [Operating Agreement] without the consent of any [Partner] [Member] and without having to comply with any of the restrictions on the sale, transfer or other disposition of the interests set forth in this [Limited Partnership Agreement] [Operating Agreement] or otherwise."

So long as any pledge of any [Partnership][Membership] is in effect, this Section shall not be amended and any purported amendment to this provision shall null and void.  So long as any pledge of any [Partnership][Membership] is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.  Any amendment, modification or waiver of this provision without such consent shall be null and void."
7.3.5. Registration in Nominee Name; Denominations.  Administrative Agent shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Obligor, endorsed or assigned in blank or in favor of Administrative Agent.  Each Obligor will promptly give to Administrative Agent copies of any notices or other communications received by it with respect to its Pledged Collateral.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

7.3.6. Voting Rights; Dividends and Interest.
(a) Unless and until an Event of Default shall have occurred and be continuing and Administrative Agent shall have notified Borrower that the Obligors' rights under this Section 7.3.6 are being suspended:
(i)
Each Obligor shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of Administrative Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii)
Administrative Agent shall execute and deliver to each Obligor, or cause to be executed and delivered to it, all such proxies, powers of attorney and other instruments as such Obligor may reasonably request for the purpose of enabling such Obligor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to clause (i) above.

(iii)
Each Obligor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of its Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of this Agreement, the other Loan Documents and Applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by such Obligor, shall be held in trust for the benefit of Administrative Agent, shall be segregated from other Property or funds of such Obligor and shall be forthwith delivered to Administrative Agent upon demand in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after Administrative Agent shall have notified Borrower of the suspension of Obligors' rights under clause (a)(iii) of this Section 7.3.6, all rights of the Obligors to dividends, interest, principal or other distributions that such Obligor is authorized to receive pursuant to clause (a)(iii) of this Section 7.3.6 shall cease, and all such rights shall thereupon become vested in Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Obligor contrary to the provisions of this Section 7.3.6 shall be held in trust for the benefit of Administrative Agent, shall be segregated from other Property or funds of such Obligor and shall be forthwith delivered to Administrative Agent upon demand in the same form as so received (with any necessary endorsement).  Any and all money and other Property paid over to or received by Administrative Agent pursuant to the provisions of this paragraph shall be retained by Administrative Agent in an account to be established by Administrative Agent upon receipt of such money or other Property, shall be held as security for the Obligations, and shall be applied in accordance with the provisions of Section 5.6.  After all Events of Default giving rise to the suspension of the Obligors' rights under clause (a)(iii) of this Section 7.3.6 have been cured or waived and Borrower has delivered to Administrative Agent a certificate of a Senior Officer of Borrower to that effect, Administrative Agent shall promptly remit to each Obligor all dividends, interest, principal or other distributions that such Obligor would otherwise be permitted to retain pursuant to the terms of clause (a)(iii) of this Section 7.3.6 and that are retained by Administrative Agent and not theretofore otherwise applied to the Obligations in accordance with the terms of this Agreement.
(c) Upon the occurrence and during the continuance of an Event of Default, after Administrative Agent shall have notified Borrower of the suspension of the Obligors' rights under clause (a)(i) of this Section 7.3.6, all rights of each Obligor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to clause (a)(i) of this Section 7.3.6, and the obligations of Administrative Agent under clause (a)(ii) of this Section 7.3.6, shall cease, and all such rights shall thereupon become vested in Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and other consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, Administrative Agent shall have the right from time to, in its sole discretion, notwithstanding the continuance of an Event of Default, to permit such Obligor to exercise such rights and powers.  After all Events of Default giving rise to the suspension of the Obligors' rights under clause (a)(i) of this Section 7.3.6 have been cured or waived and Borrower has delivered to Administrative Agent a certificate of a Senior Officer of Borrower to that effect, all rights vested in Administrative Agent pursuant to this clause (c) shall cease, and Obligors shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to clause (a)(i) of this Section 7.3.6.
7.3.7. Waiver of Transfer Restrictions.  Each Obligor (in its capacity as an issuer, stockholder, member or other holder of Equity Interests) hereby waives (a) any and all transfer restrictions applicable to any Pledged Equity Interests set forth in the Organic Documents of the Person that is the issuer of such Pledged Equity Interests (the "Transfer Restrictions"), and (b) the enforceability of such Transfer Restrictions in connection with the exercise of any rights and remedies under this Agreement by any Secured Party, and upon any Secured Party's exercise of its rights and remedies under this Agreement, such Secured Party, a purchaser at a foreclosure sale of Pledged Collateral or such party's designee shall be immediately and automatically admitted as an owner of the Person that is the issuer of the applicable Pledged Equity Interests with all ownership rights accruing to it (including, without limitation, all rights to distributions and voting) without the need to obtain the consent of the Obligor that is the owner of such Pledged Equity Interests or to provide or comply with any restrictions on transfer with respect to Pledged Collateral in favor of such Obligor or any other Person, notwithstanding anything in the Organic Documents of the Person that is the issuer of the applicable Pledged Equity Interests, any other agreement to which such Obligor or such Person is a party with respect to Pledged Collateral or otherwise to the contrary or in conflict thereof.
7.4. Other Collateral.

7.4.1. Commercial Tort Claims.  Except as shown on Schedule 7.4.1, as of the Closing Date, no Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $1,000,000).  Obligors shall promptly notify Administrative Agent in writing if any Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $1,000,000), shall promptly amend Schedule 7.4.1 to include such claim, and shall take such actions as Administrative Agent deems appropriate to subject such claim to a duly perfected, first priority (or, subject to the Intercreditor Agreement, second priority) Lien in favor of Administrative Agent, subject in each case only to Permitted Prior Liens.
7.4.2. Certain After-Acquired Collateral.  Obligors shall promptly notify Administrative Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of (a) Deposit Accounts (other than an Excluded Account), (b) Securities Accounts (other than Excluded Accounts), (c) Intellectual Property that is material to such Obligor's business or (d) Chattel Paper, Documents, Instruments or Investment Property, in each case with an individual value of  or face amount in excess of $1,000,000, and, upon Administrative Agent's request, shall promptly take such actions as Administrative Agent deems appropriate to effect Administrative Agent's duly perfected, first priority (or subject to the Intercreditor Agreement, second priority) Lien upon such Collateral, subject only to Permitted Prior Liens, including obtaining any appropriate possession, control agreement or Lien Waiver.  If any Collateral is in the possession of a third party, at Administrative Agent's request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Administrative Agent.
7.5. Limitations.  The Lien on Collateral granted hereunder is given as security only and shall not subject Administrative Agent or any other Secured Party to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.  In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.
7.6. Further Assurances.  All Liens granted to Administrative Agent under the Loan Documents by the Obligors are for the benefit of Secured Parties.  Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Administrative Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each Obligor authorizes Administrative Agent to file any financing statement that describes the Collateral as "all assets" or "all personal property" of such Obligor, or words to similar effect, and ratifies any action taken by Administrative Agent before the Closing Date to effect or perfect its Lien on any Collateral.
7.7. Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the liens and security interests granted to Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
SECTION 8. COLLATERAL ADMINISTRATION
8.1. [Reserved].
8.2. [Reserved].

8.3. Proceeds of Term Priority Collateral.  The TL Priority Collateral Account and funds on deposit therein shall at all times be subject to a Deposit Account Control Agreement or Securities Account Control Agreement and perfected, first-priority Lien in favor of Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Liens.   Identifiable proceeds of Asset Dispositions of Term Priority Collateral, and identifiable proceeds of insurance resulting from casualty of the Term Priority Collateral and of awards arising from condemnation of the Term Priority Collateral to the extent deposited in the TL Priority Collateral Account, (i) may not be commingled with any other funds and (ii) shall at all times remain segregated funds, separate and apart from any other funds of Borrower and its Subsidiaries.
8.4. Inventory.  Obligors shall keep materially accurate and complete records of its Inventory.  Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law (except where the failure to so conform with Applicable Law could not reasonably be expected to result in a Material Adverse Effect), and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
8.5. Equipment.
8.5.1. Records and Schedules of Equipment.  Each Obligor shall keep materially accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Administrative Agent.  Promptly upon request, Obligors shall deliver to Administrative Agent evidence of their ownership or interests in any Equipment.
8.5.2. Condition of Equipment.  With respect to the Obligors' obligations in connection with the operation of their business, the Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of such Equipment is preserved at all times, reasonable wear and tear excepted.  Each Obligor shall ensure that such Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications, except for any failure to do so that could not reasonably be expected to result in a Material Adverse Effect.  No Borrower shall permit any Equipment having a value in excess of $2,500,000 to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.
8.6. Deposit Accounts; Securities Accounts.  Schedule 8.6 sets forth all Deposit Accounts and Securities Accounts maintained by Borrower and other Obligors as of the Closing Date.  Subject to the terms of the Intercreditor Agreement, each of Borrower and other Obligors shall take all actions necessary to establish Administrative Agent's control of each such Deposit Account and Securities Account and each new Deposit Account and Securities Account opened after the Closing Date (other than (a) accounts exclusively used for payroll, withholding tax and other fiduciary deposit accounts and (b) accounts containing not more than $1,000,000 for all such accounts at any time (each an "Excluded Account" and collectively for all such accounts in clauses (a) and (b) above, the "Excluded Accounts").  One or more Obligors shall be the sole account holders of each Deposit Account and Securities Account and shall not allow any other Person (other than Administrative Agent and, subject to the Intercreditor Agreement, the ABL Agent) to have control over a Deposit Account or a Securities Account or any Property deposited therein.  Borrower and each other Obligor shall promptly notify Administrative Agent of any opening or closing of a Deposit Account or a Securities Account (other than an Excluded Account) and, with the consent of Administrative Agent, will amend Schedule 8.6 to reflect same.

8.7. General Provisions.
8.7.1. Location of Collateral.  All tangible items of Collateral (and with respect to tangible Collateral that is Inventory, if the aggregate Value of all such Inventory exceeds $100,000), other than Inventory in transit or held on location at customer sites in the ordinary course of business of the Obligors, shall at all times be kept by the Obligors at the business locations owned or leased by the Obligors set forth in Schedule 8.7.1, except that the Obligors may (i) make sales or other dispositions of Collateral in accordance with Section 10.2.8 and (ii) move or keep tangible Collateral to another location or locations, upon five (5) Business Days prior written notice to Agent (or such other period of time as Agent may agree in its discretion in writing); provided, that no notice shall be required for a location with respect to tangible Collateral that is Inventory if the aggregate Value of all such Inventory is less than $100,000.
8.7.2. Insurance of Collateral; Condemnation Proceeds.
(a) Each Obligor shall maintain insurance with respect to the Collateral in accordance with Section 10.1.8.  From time to time upon request, Borrower shall provide Administrative Agent with reasonably detailed information as to the insurance so carried; provided, that if Real Estate secures any Obligations at any time, flood hazard diligence, documentation and insurance shall comply with all Flood Laws or otherwise shall be reasonably satisfactory to Administrative Agent.  Unless Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Administrative Agent as lender loss payee in respect of the property insurance policies relating to the Collateral and additional insured in respect of the liability insurance policies, as applicable; (ii) requiring 30 days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy; provided that, so long as no Event of Default has occurred and is then continuing, Administrative Agent will provide any proceeds of such property insurance to Borrower for application in accordance with Section 5.8.2.  If Borrower fails to provide and pay for any insurance, Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge Borrower therefor.  While no Event of Default exists, Borrower may settle, adjust or compromise any insurance claim, as long as the proceeds are, subject to the terms of the Intercreditor Agreement, delivered to Administrative Agent.  If an Event of Default exists, subject to the terms of the Intercreditor Agreement, only Administrative Agent shall be authorized to settle, adjust and compromise such claims.
(b) Subject to the terms of the Intercreditor Agreement, any proceeds of insurance (other than proceeds from workers' compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Administrative Agent.
8.7.3. Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors.  Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Administrative Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors' sole risk.

8.7.4. Defense of Title.  Each Obligor shall defend its title to Collateral and Administrative Agent's Liens therein against all Persons, claims and demands, except Permitted Liens.
8.8. Power of Attorney.  Each Obligor hereby irrevocably constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Obligor's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Administrative Agent, or Administrative Agent's designee, may, without notice and in either its or an Obligor's name, but at the cost and expense of Obligors and subject to the terms of the Intercreditor Agreement:
(a) Endorse an Obligor's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Administrative Agent's possession or control; and
(b) During an Event of Default to the extent any of the following relate to the Collateral (subject to the Intercreditor Agreement), (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Administrative Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Administrative Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Administrative Agent deems appropriate to fulfill any Obligor's obligations under the Loan Documents.
SECTION 9. REPRESENTATIONS AND WARRANTIES
9.1. General Representations and Warranties.  To induce Administrative Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants that:
9.1.1. Organization; Powers.  Each Obligor and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate (or equivalent) power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No Obligor is an EEA Financial Institution.
9.1.2. Authority; Enforceability.  The Transactions applicable to each Obligor are within its corporate, limited liability company, or limited partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, and, if required, equity holder action (including, without limitation, any action required to be taken by any class of directors or other governing body of any Obligor or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which an Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
9.1.3. Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or other equity holders or any class of directors or other governing body, whether interested or disinterested, of Borrower or any other Person) to be made or obtained by an Obligor, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document against an Obligor or the consummation of the transactions contemplated thereby by an Obligor, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement and such Security Documents, and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, or would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any Sanctions or Applicable Law applicable to an Obligor, (ii) any Organic Documents of any Obligor, or (iii) any order of any Governmental Authority binding on any Obligor, (c) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by any Obligor or any Subsidiary thereunder and (d) will not result in the creation or imposition of any consensual Lien on any Property of any Obligor or any Subsidiary (other than the Liens created by the Loan Documents).
9.1.4. Financial Condition; No Material Adverse Effect.
(a) Borrower has heretofore furnished to Administrative Agent and the Lenders the consolidated balance sheet and statements of operations, stockholders' equity and cash flows of Borrower and its Consolidated Subsidiaries as of and for the Fiscal Year ended December 31, 2016, reported on by Hein & Associates, independent public accountants.  Such financial statements are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.
(b) Since December 31, 2016, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(c) Neither any Obligor nor any Subsidiary has, on the date hereof after giving effect to the Transactions, any Material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes that are due and owing, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for the outstanding Revolving Loans under the ABL Credit Agreement or as reflected on Schedule 9.1.4.

9.1.5. Litigation.  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Obligor, threatened in writing received by, and against or affecting, any Obligor or any Subsidiary or any of their respective Properties (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.
9.1.6. [Reserved].
9.1.7. Environmental Matters.  Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a) Obligors and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with applicable Environmental Laws;
(b) Obligors and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with such Environmental Permits being currently in full force and effect, and none of Obligors nor the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit is likely to be revoked, suspended or adversely modified or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;
(c) there are no claims, demands, suits, orders, inquiries, investigations, written requests for information or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to any Obligor's knowledge, threatened against any Obligor or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;
(d) none of the Properties of any Obligor or any Subsidiary contain or to any Obligor's knowledge have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;
(e) there has been no Release or, to Borrower's knowledge, threatened Release, of Hazardous Materials at, on, under or from any Obligor's or any Subsidiary's Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property in quantities or concentrations that would require remediation;
(f) neither any Obligor nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Obligor's or any Subsidiary's Properties and, to any Obligor's knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice; and

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of Obligors' or the Subsidiaries' Properties that could reasonably be expected to form the basis for a claim for damages or compensation and, to any Obligor's knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.
9.1.8. Compliance with the Laws.  Each Obligor and each Subsidiary is in compliance, and its Properties and business operations are in compliance, with all Applicable Laws  applicable to it (including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes), and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so (other than failure to comply with Anti-Terrorism Laws applicable to it), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  There are no outstanding citations, notices or orders of material noncompliance issued to any Obligor or any Subsidiary under any Applicable Law applicable to it, except where alleged noncompliance would not reasonably be expected to result in a Material Adverse Effect.  No Inventory has been produced in violation of the FLSA.
9.1.9. Investment Company Act, etc.  No Obligor is (a) an "investment company" or a company "controlled" by an "investment company," within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt..
9.1.10. Taxes.  Each Obligor and its Subsidiaries have timely filed or caused to be filed all income, franchise and other material tax returns and reports required to have been filed and have paid or caused to be paid all income, franchise and other material Taxes required to have been paid by them, except to the extent being Properly Contested. The charges, accruals and reserves on the books of such Obligor and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of such Obligor, adequate.  No Lien relating to Taxes described in the first sentence of this Section 9.1.10 has been filed and, to the knowledge of any Obligor, no claim is being asserted with respect to any such Tax or other such governmental charge.
9.1.11. Employee Benefit Plans.
(a) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(i)	ERISA. Obligors have complied with ERISA and, where applicable, the Code regarding each Plan (as applicable).
(ii)	No ERISA Event has occurred or is reasonably expected to occur and each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code.
(iii)
No act, omission or transaction has occurred which could result in imposition on any Obligor, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
(iv)
Full payment when due has been made of all amounts which Borrower, another Obligor, or any ERISA Affiliate is required under the terms of each Pension Plan or applicable law to have paid as contributions to such Pension Plan as of the date hereof.

(v)
Neither Obligors nor the sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by an Obligor, a Subsidiary in its sole discretion at any time without any material liability.

(b) [Reserved].
(c) Foreign Plans.  All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.1.12. [Reserved].
9.1.13. Disclosure; No Material Misstatements.  Borrower has disclosed or made available for disclosure to Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower or any Subsidiary to Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, each Obligor represents only that such information was prepared in good faith based on assumptions believed by management of the Obligors to be reasonable at the time prepared (it being recognized by the Administrative Agent and the Lenders that such projections by their nature are not to be viewed as fact and are subject to uncertainties and contingencies, many of which are beyond the control of each Obligor; that no assurances can be given that such projections will be realized; and that actual results may differ in a material manner from such projections).
9.1.14. [Reserved].
9.1.15. [Reserved].
9.1.16. [Reserved].

9.1.17. Capital Structure.  Schedule 9.1.17 shows, for each Obligor and each of its Subsidiaries, its jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests (other than the holders of the Equity Interests in Borrower), and agreements binding on such holders with respect to such Equity Interests, in each case as of the Closing Date.  Except as disclosed on Schedule 9.1.17, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.  Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Administrative Agent's and the ABL Agent's Lien and any Liens securing holders of secured Incremental Notes to the extent permitted by 10.2.1(n) (or their representative), and all such Equity Interests are, if applicable, duly issued, fully paid and non-assessable.  There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or any Subsidiary (other than relating to Equity Interests in Borrower).
9.1.18. Names and Location of Business and Offices.  Schedule 9.1.18 shows, as of the Closing Date, the name of each Obligor as listed in the public records of its jurisdiction of organization, such Obligor's organizational identification number in its jurisdiction of organization, and the address for such Obligor's principal place of business and chief executive office.
9.1.19. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between the Obligors and their Subsidiaries, taken as a whole on one hand, and any customer or supplier, or any group of customers or suppliers, taken as a whole on the other hand which individually or in the aggregate are material to the business of such Obligor and its Subsidiaries, taken as a whole, except in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  To the knowledge of Borrower, there exists no condition or circumstance that would reasonably be expected to materially impair the ability of any Obligor and its Subsidiaries, taken as a whole, to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
9.1.20. Properties; Titles; Intellectual Property; Licenses; Etc.
(a) Each Obligor and each Subsidiary has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its material real and personal Property material to its business, free and clear of all Liens except Permitted Liens.
(b) All material leases, easements, rights of way and other agreements necessary for the conduct of the business of the Obligors and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c) Each Obligor and each Subsidiary owns, or is licensed to use, all Intellectual Property material to its business, and to the Obligors' knowledge, the use thereof by such Obligor and such Subsidiary, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  There is no pending or, to any Obligor's knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property) that would reasonably be expected to result in a Material Adverse Effect.  All

(d) Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary as of the Closing Date is shown on Schedule 9.1.20.
9.1.21. Maintenance of Properties.  Except for such acts or failures to act as would not be reasonably expected to have a Material Adverse Effect, the Properties owned, leased or used Obligors and their Subsidiaries that are necessary to or useful in the conduct of their businesses are in good operating condition and repair, subject to ordinary wear and tear.
9.1.22. [Reserved].
9.1.23. Security Documents.  The provisions of this Agreement are effective to create, in favor of Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral secured thereby (other than such Collateral in which a security interest cannot be created under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), and (i) when financing statements and other filings in appropriate form are filed in the offices set forth on Schedule 9.1.23(a) and (ii) upon the taking of possession or control by Administrative Agent (or by the ABL Agent subject to the terms of the Intercreditor Agreement) of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Administrative Agent (or the ABL Agent subject to the terms of the Intercreditor Agreement) to the extent possession or control by Administrative Agent is required by this Agreement), the security interests created by this Agreement shall constitute fully perfected first priority (or, subject to the Intercreditor Agreement, second priority) security interests in all right, title and interest of the Obligors in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens other than Permitted Prior Liens.
9.1.24. Use of Loans.  The proceeds of the Loans shall be used to pay fees and transaction expenses in connection with the Transactions, to refinance the existing Debt of Obligors and their Subsidiaries, to pay fees, expenses, premiums, breakage costs and expenses, and prepayment penalties incurred in respect of the refinancing above, to pay Obligations in accordance with this Agreement and for ongoing lawful, general corporate, limited liability company or partnership purposes of Obligors and their Subsidiaries, including without limitation to finance permitted restricted payments, share repurchases, acquisitions, permitted Capital Expenditures and other Investments of Obligors and their Subsidiaries. Obligors and their Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether immediate, incidental or ultimate, to buy or carry, or to reduce or refinance any Debt incurred to buy or carry, Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.25. Solvency.  After giving effect to the Transaction, Borrower and its Subsidiaries, on a Consolidated basis, are Solvent. No Obligor is planning to take any action described in Section 12.1(h).
9.1.26. Common Enterprise.  Each Obligor and Subsidiary and their business operations are integrated with one another so that any benefit received by any one of them from the financial accommodations provided under this Agreement will be to the direct or indirect benefit of the others. Obligors and their Subsidiaries intend to render services to or for the benefit of each other, to purchase or sell and supply goods to or from or for the benefit of each other, to make loans, advances and provide other financial accommodations to or for the benefit of each other and to provide administrative, marketing, payroll and management services to or for the benefit of each other (in each case, except as may be prohibited by this Agreement).
9.1.27. Employee Matters. As of the Closing Date, (a) neither any Obligor nor any Subsidiary, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending or, to the knowledge of any Obligor or any Subsidiary, contemplated with respect to the employees thereof and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Obligor or any Subsidiary, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of any Obligor, threatened between any Obligor or any Subsidiary and its respective employees.
9.1.28. Anti-Corruption Laws.  Obligors have developed and implemented and maintain in effect internal controls, policies and procedures, management oversight, monitoring, audit and training designed to ensure compliance by Obligors, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.  Obligors, their Subsidiaries and, to the knowledge of any Obligor, their respective officers, employees, directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions.  None of (a) Obligors, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of any Obligor, any employee or agent of any Obligor or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or otherwise subject to Sanctions.  No Borrowing, use of proceeds or other transaction will violate Anti-Corruption Laws or applicable Sanctions.
9.1.29. OFAC. None of Obligors or their Subsidiaries or, to the knowledge of any Obligor or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.
9.2. Complete Disclosure.  No Loan Document or financial statement delivered to Administrative Agent and the Lenders contains, with respect to Borrower or any of its Subsidiaries, or its or their properties and operations (or, in all other instances, to the knowledge of Borrower), any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading.  There is no fact or circumstance that any Obligor has failed to disclose to Administrative Agent in writing that would reasonably be expected to have a Material Adverse Effect.  The consolidated balance sheet and statements of operations, stockholders' equity and cash flows of Borrower and its Consolidated Subsidiaries hereafter delivered to Administrative Agent and Lenders are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of the date and for the period set forth therein in accordance with GAAP.  All projections delivered from time to time to Administrative Agent and Lenders have been prepared in good faith, based on assumptions believed by management of Obligors to be reasonable at the time prepared, it being recognized by Administrative Agent and the Lenders that such projections by their nature are not to be viewed as fact and are subject to uncertainties and contingencies, many of which are beyond the control of the Obligors, and no assurances can be given that such projections will be realized, and that actual results may differ from such projections.
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants.  Until Full Payment of all Obligations, Borrower (on behalf of itself and its Subsidiaries) and each Guarantor by its execution of this Agreement, covenants and agrees with Administrative Agent and the Lenders that:
10.1.1. Inspections.  Each Obligor shall, and shall cause each Subsidiary to, permit Administrative Agent from time to time, subject (except when an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or any Subsidiary, inspect, audit and make extracts from any Obligor's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor's or Subsidiary's business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither Administrative Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection or report with any Obligor or any of its Subsidiaries.  Obligors acknowledge that all inspections and reports are prepared by Administrative Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.
10.1.2. Financial Statements; Other Information.  Obligors will furnish to Administrative Agent (the documents required to be delivered pursuant to clauses (a), (b) and (i) below shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission's website at www.sec.gov):
(a) Annual Financial Statements.  As soon as available, but in any event in accordance with then Applicable Law applicable to Borrower and not later than ninety (90) days after the end of each Fiscal Year of Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Hein & Associates or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b) Quarterly Financial Statements.  As soon as available, but in any event in accordance with then Applicable Law applicable to Borrower and not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Senior Officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied or as prepared in accordance with the requirements of the SEC, subject to normal year-end audit adjustments and the absence of footnotes.
(c) [Reserved].

(d) Annual Financial Projections.  Concurrently with any delivery of financial statements under Section 10.1.2(a) but in no event later than ninety (90) days after the end of each Fiscal Year, annual budget and projections of Company's consolidated balance sheets, related statements of operations, cash flow for the next Fiscal Year, quarter by quarter.
(e) Certificate of Senior Officer – Compliance.  Concurrently with any delivery of financial statements under Section 10.1.2(a), Section 10.1.2(b) and, if applicable, Section 10.1.2(c), a Compliance Certificate.
(f) Certificate of Senior Officer – Hedging Agreements.  Concurrently with any delivery of financial statements under Section 10.1.2(a), Section 10.1.2(b) and, if applicable, Section 10.1.2(c), a certificate of a Senior Officer of Borrower, in form and substance reasonably satisfactory to Administrative Agent, setting forth as of the last Business Day of such month, Fiscal Quarter or Fiscal Year, as applicable, a true and complete list of all Hedging Agreements of each Obligor and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, the counterparty to each such agreement and whether each Hedging Agreement is secured hereunder or under the ABL Agreement.
(g) Certificate of Insurer/Broker – Insurance Coverage.  Concurrently with any delivery of financial statements under Section 10.1.2(a), a certificate of insurance coverage from each insurer or insurance broker with respect to the insurance required by Section 10.1.8, in form and substance reasonably satisfactory to Administrative Agent.
(h) Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to any Obligor or any Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Obligor or any such Subsidiary, and a copy of any response by any such Obligor or any such Subsidiary, or the board of directors or other governing body, as applicable, of any such Obligor or any such Subsidiary, to such letter or report.
(i) SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the SEC, or with any national or foreign securities exchange (except standard and customary correspondence), or distributed by Borrower to its shareholders generally, as the case may be.
(j) Default Notices Under Material Contracts.  Promptly after the furnishing thereof, copies of any notice of default furnished to or by any Person pursuant to the terms of any Material Contract.
(k) Information Regarding Obligors.  Prompt written notice (and in any event at least ten (10) Business Days prior thereto (or such other period of time as may be agreed by Administrative Agent in its sole discretion)) of any change (i)  in any Obligor's corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Obligor's chief executive office or principal place of business, (iii) in any Obligor's identity or corporate structure, (iv) in any Obligor's jurisdiction of organization or such Person's

(l) organizational identification number in such jurisdiction of organization, and (v) in any Obligor's federal taxpayer identification number.
(m) Notices of Certain Changes.  Promptly, but in any event within ten (10) Business Days after the execution thereof (or such other period of time as may be agreed by Administrative Agent in its sole discretion), copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organic Document of any Obligor or any Subsidiary.
(n) [Reserved.]
(o) Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs, Collateral and financial condition of any Obligor or any Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as Administrative Agent may reasonably request.
(p) Certification of Public Information.  Obligors and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 10.1.2 or otherwise are being distributed through Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the "Platform"), any document or notice that Borrower has indicated contains Private-Side Information shall not be posted on that portion of the Platform designated for such Public Lenders.  Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Borrower which contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information.  If Borrower has not indicated whether a document or notice delivered pursuant to this Section 10.1.2 contains Private-Side Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders.
10.1.3. Notices of Material Events.  Obligors will promptly furnish to Administrative Agent and, in any event, within ten (10) Business Days after acquiring knowledge thereof, written notice of the following:
(a) the occurrence of any Default;
(b) (i) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Obligor or any Subsidiary not previously disclosed in writing to Administrative Agent or (ii) any material adverse development in any action, suit, proceeding, investigation or arbitration against or affecting any Obligor or any Subsidiary (whether or not previously disclosed to Administrative Agent) that, in either case, would reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of Obligors and their Subsidiaries in an aggregate amount exceeding $5,000,000;
(d) any material change in account policies or financial reporting practices by Borrower and its Subsidiaries, on a Consolidated basis; and

(e) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 10.1.3 shall be accompanied by a statement of a Senior Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
10.1.4. Existence; Conduct of Business.  Each Obligor will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, including, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to so maintain such qualification to do business in each other jurisdiction, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 10.2.7.
10.1.5. Payment of Tax Liabilities.  Each Obligor will, and will cause each Subsidiary to, pay its Tax liabilities before the same shall become delinquent or in default, except where such Tax liabilities are being Properly Contested.
10.1.6. Performance of Obligations under Loan Documents.  Borrower will repay the Loans according to the reading, tenor and effect thereof, and each Obligor will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.
10.1.7. Operation and Maintenance of Properties.  Each Obligor, at its own expense, will, and will cause each Subsidiary to:
(a) operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Law, including, without limitation, applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and
(b) preserve, maintain and keep in good repair, condition and working order (ordinary wear and tear and casualty or loss excepted) all Property material to the conduct of its business, including, without limitation, all equipment, machinery and facilities, except to the extent that any such failure to so maintain and keep in good repair, condition an working order would not reasonably be expected to have a Material Adverse Effect.

10.1.8. Insurance.
(a) Obligors will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (including its self-insurance companies of Borrower), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance).  The loss payable clauses or provisions in any insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to Administrative Agent as its interests may appear and such policies shall name Administrative Agent "lender loss payee" and provide that the insurer will give at least thirty (30) days' prior notice of any cancellation to Administrative Agent.
(b) If any building that forms a part of Mortgaged Property is located in an area designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with Applicable Law (including any applicable Flood Laws).
10.1.9. Books and Records.  Each Obligor will, and will cause each Subsidiary to, keep proper books of record and account in which complete and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.
10.1.10.   Compliance with Laws.  Each Obligor will, and will cause each Subsidiary to, comply with all Applicable Laws, including FLSA, OSHA, Environmental Laws and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary for the ownership or operation of its Properties or conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Each Obligor will maintain in effect and enforce policies and procedures designed to ensure compliance by Obligors, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
10.1.11.   Compliance with Material Contracts. Each Obligor will, and will cause each Subsidiary to, comply with all Material Contracts, except to the extent that such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
10.1.12.   Environmental Matters.
(a) Except for matters that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Obligor shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary's Properties and operations to comply, with applicable Environmental Laws; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of such Obligor's or its Subsidiaries' Properties except in compliance with applicable Environmental Laws; (iii) timely obtain or file and maintain in full force and effect, and shall cause each Subsidiary to timely obtain or file and maintain in full force and effect, all Environmental Permits required under applicable Environmental Laws in connection with the operation or use of such Obligor's or its Subsidiaries' Properties or business; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the "Remedial Work") in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of such Obligor's or its Subsidiaries' Properties; and (v) conduct, and cause each of its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation under any Environmental Law.
(b) Each Obligor will promptly, but in no event later than ten (10) Business Days after the receipt of notice by any member of the executive management team of the occurrence of a triggering event, notify Administrative Agent and the Lenders in writing of any Release of Hazardous Materials, any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Obligor or any Subsidiary or their Properties of which any Obligor has knowledge in connection with any Environmental Laws if any Obligor could reasonably anticipate that such action, investigation, inquiry, demand, or lawsuit will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.
10.1.13.   Future Subsidiaries; Subsidiaries No Longer Immaterial Subsidiaries.  Obligors will promptly notify Administrative Agent upon any Person becoming a Subsidiary (and upon any Subsidiary that is an Immaterial Subsidiary or otherwise an Excluded Subsidiary ceasing to be an Immaterial Subsidiary or such Excluded Subsidiary, as applicable) and, if it is not an Excluded Subsidiary, cause it (and cause any Subsidiary that is an Immaterial Subsidiary or Excluded Subsidiary that ceased to be an Immaterial Subsidiary or Excluded Subsidiary, as applicable) to guaranty the Obligations in a manner reasonably satisfactory to Administrative Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Administrative Agent shall reasonably require to evidence and perfect a Lien in favor of Administrative Agent on the Collateral of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Administrative Agent, as it shall deem appropriate.  Notwithstanding anything in this Agreement to the contrary, Obligors shall not permit any U.S. Subsidiary to guarantee the Revolving Loans of the U.S. Borrowers (as defined in the ABL Credit Agreement) unless such Subsidiary is a Guarantor and provides a Guaranty with respect to the Obligations.
10.1.14.   ERISA Compliance.
(a) Obligors will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to Administrative Agent immediately upon becoming aware of the occurrence of any "prohibited transaction," as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder that would reasonably be expected to have a Material Adverse Effect, a written notice signed by a Senior Officer of the Borrower, such Subsidiary or such ERISA Affiliate, as the case may be, specifying the nature thereof, what action Obligors, such Subsidiary or such ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.
(b) Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Obligor will ensure that neither it nor any of its Subsidiaries, at any time:

(i)
engages in, or permits any ERISA Affiliate to engage in, any transaction in connection with which an Obligor, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(ii)
fails to make, or permits any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, an Obligor, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(iii)
contributes to or assumes an obligation to contribute to, or permits any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

10.1.15.   Compliance with Terms of Leaseholds.  Each Obligor will, and will cause all of its Subsidiaries to, make all payments and otherwise perform all obligations in respect of all material leases of real property to which any Obligor or any of its Subsidiaries is or is to be a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Administrative Agent of any default by any party with respect to such leases and cooperate with Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
10.1.16.   Licenses Affecting Collateral.  Each Obligor will (a) keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of each Obligor and its Subsidiaries in full force and effect, except where  failure to have such License in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (b) promptly notify Administrative Agent of any proposed modification to any such License, or entry into any new License, in each case at least 12 days prior to its effective date; (c) pay all Royalties when due except to the extent they are being Properly Contested; and (d) notify Administrative Agent of any default or breach asserted by any Person to have occurred under any License.
10.1.17.   Maintenance of Ratings.  At all times, Obligors shall use commercially reasonable efforts to maintain (i) a public corporate family rating issued by Moody's and a public corporate credit rating issued by S&P and (ii) a public credit rating from each of Moody's and S&P with respect to the Loans.
10.1.18.   Lenders Meetings.  Borrower will, upon the request of Administrative Agent or Required Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower's corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

10.1.19.   [Reserved].
10.1.20.   Cooperation with Syndication Efforts.  Borrower agrees to cooperate with the Joint Lead Arrangers in connection with (i) the preparation of one or more information packages regarding the business, operations, financial projections and prospects of Borrower (collectively, the "Confidential Information Memorandum") including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of Borrower deemed reasonably necessary by the Joint Lead Arrangers to complete the syndication of the Term Loan Facility, including, without limitation, obtaining  (a) a public corporate family rating from Moody's, (b) a public corporate credit rating from S&P and (c) a public credit rating for the Loan from each of Moody's and S&P prior to the launch of general syndication, and (ii) the presentation of one or more information packages for the Term Loan Facility acceptable in format and content to the Joint Lead Arrangers (collectively, the "Lender Presentation") in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Term Loan Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of Borrower with prospective Lenders and participation of such persons in meetings).
10.1.21.   Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or may reasonably request in order to effect fully the purposes of the Loan Documents.  In furtherance and not in limitation of the foregoing, each Obligor shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries and all of the outstanding Equity Interests of the Subsidiaries of Borrower (in any case, subject to limitations contained in the Loan Documents with respect to Excluded Subsidiaries and excluding the Excluded Property).
10.1.22.   Post-Closing Undertakings.  Borrower will, and will cause each other Obligor to, comply with the requirements set forth on Schedule 10.1.22 within the time periods set forth therein (as any such period may be extended by Administrative Agent in its sole discretion).
10.2. Negative Covenants.  Until Full Payment of all Obligations, Borrower (on behalf of itself and its Subsidiaries) and each Guarantor by its execution of this Agreement, covenants and agrees with Administrative Agent and the Lenders that:
10.2.1. Debt.  It will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, guarantee or permit to exist any Debt, except:
(a) the Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Obligations arising under the Loan Documents;
(b) accounts payable and all accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the Ordinary Course of Business to the extent, in each case, not past due for more than ninety (90) days after the date on which such accounts payable, accrued expenses, liabilities or other obligations were created or incurred unless being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or such past-due amounts, in the aggregate, are an inconsequential amount;

(c) Permitted Purchase Money Debt;
(d) Debt arising from bid, performance, stay, custom or appeal bonds or surety obligations arising in the Ordinary Course of Business or required by Applicable Law applicable to an Obligor, in each case in connection with the operation of the Properties of any Obligor or any Subsidiary and in the Ordinary Course of Business;
(e) (1) intercompany Debt owed (i) between and among Obligors, and (ii) between and among Canadian Domiciled Obligors; provided, that all such Debt shall be (A) evidenced by a master intercompany note among Obligors in form and substance reasonably satisfactory to Administrative Agent (the "U.S. Intercompany  Note"),  which shall be subject to a first priority (or, subject to the Intercreditor Agreement, second priority) perfected Lien in favor of Administrative Agent pursuant to the Loan Documents, and a Canadian Intercompany Note under (and as defined in) the ABL Credit Agreement, and (B) unsecured and, in the case of the U.S. Intercompany Note, subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (2) intercompany Debt owing by any Obligor or by any Canadian Domiciled Obligors to any Excluded Subsidiary, provided that, in the case of such intercompany Debt owing by an Obligor, such Debt is evidenced by the U.S. Intercompany Note to which such Excluded Subsidiary is a party and is unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the U.S. Intercompany Note and, in the case of such intercompany Debt owing by a Canadian Domiciled Obligor, such Debt is evidenced by the Canadian Intercompany Note, (3) intercompany Debt owing by Excluded Subsidiaries to Obligors, in an aggregate principal amount at any one time outstanding, when taken together with Investments made and outstanding pursuant to Section 10.2.4(d)(iv), not to exceed $30,000,000 and (4) Intercompany Debt between and among Excluded Subsidiaries;
(f) Debt owing to insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Obligor in the Ordinary Course of Business;
(g) Debt (i) with respect to the Revolving Loans and letters of credit under the ABL Credit Agreement so long as the aggregate principal amount of the outstanding Revolving Loans and the amount of all such issued and outstanding letters of credit does not exceed $85,000,000, plus additional Revolving Loans in the principal amount, and additional issued letters of credit in an amount not to exceed $50,000,000 in the aggregate at any time outstanding (but, in each case, excluding Revolving Loans and letters of credit denominated in foreign currencies which exceed such dollar limits solely as a result of foreign currency fluctuations after being made or issued, as applicable), (ii) consisting of Debt with respect to Bank Products under (and as defined in) the ABL Credit Agreement and (iii) incurred in connection with any financing from any lender in respect of the Revolving Loans under Section 364 of the Bankruptcy Code to the extent permitted pursuant to the Intercreditor Agreement;
(h) Seller Financing in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
(i) Borrowed Money set forth on Schedule 10.2.1(i), but only to the extent outstanding on the Closing Date;

(j) Debt with respect to (i) Cash Management Services, (ii) commercial credit card, purchase cards and merchant card services; and (iii) leases and other banking products or services, other than letters of credit, in each case incurred in the Ordinary Course of Business;
(k) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by an Obligor or a Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition; provided that, (i) after giving pro forma effect to such incurrence of Debt, acquisition of such Subsidiary or asset pursuant to this clause (k) and Consolidated Secured Debt and Consolidated Total Debt, as applicable, on the date such Person becomes a Subsidiary or such acquisition, (A) if such Debt is secured, the Secured Leverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b) (or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date), is either (x) equal to or less than 3.60 to 1.00 or (y) no greater than such Secured Leverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b) (or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date) immediately before giving effect to the incurrence of such Debt, and (B) if such Debt is unsecured, the Total Leverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b) (or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date), is either (x) equal to or less than 4.00 to 1.00 or (y) no greater than such Total Leverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b) (or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date) immediately before giving effect to the incurrence of such Debt, and (ii) Agent receives a certificate of a Senior Officer, in form and substance reasonably satisfactory to Agent, certifying and demonstrating in reasonable detail that all of the applicable requirements set forth in clause (i) of this clause (k) have been satisfied or will be satisfied on or prior to the incurrence of such Debt;
(l) Permitted Contingent Obligations;
(m) Refinancing Debt as long as each Refinancing Condition is satisfied;
(n) Debt of Obligors constituting (A) unsecured senior or senior subordinated debt securities, (B) debt securities that are secured by a Lien (1) on the Term Priority Collateral on a junior basis to both the Liens securing Obligations and the Liens securing ABL Obligations and (2) on the ABL Priority Collateral on a junior lien basis to both the Liens securing ABL Obligations and the Liens securing Obligations or (C) debt securities that are secured by a Lien (1) on the Term Priority Collateral on a pari passu basis with the Liens securing Obligations and (1) on the ABL Priority Collateral on a junior basis to the Liens securing ABL Obligations (but pari passu with the Liens on the ABL Priority Collateral securing Obligations), in an aggregate principal amount, which when all amounts under clauses (A), (B) and (C) above are added to the aggregate principal amount of all the other Incremental Debt outstanding does not exceed the Incremental Debt Cap (such Debt, the "Incremental Notes"); provided that (1) with respect to Debt of Obligors incurred under clause (n)(C) hereof, (x) the final stated maturity of such Debt shall not be sooner than the maturity date of the Loans, (y) the Weighted Average Life to maturity of such Debt is greater than or equal to the Weighted Average Life to maturity of the Loans and any other Incremental Term Loans and (z) such Debt shall not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Debt is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Loans pursuant to Section 5.8; (2) with respect to Debt of Obligors incurred under clause (n)(A) hereof, such Debt (x) meets the Permitted Junior Debt Conditions, (y) has no financial maintenance covenants, and (z) does not contain any provisions that cross-default to any Default hereunder; (3) with respect to Debt of Obligors incurred under clause (n)(B) hereof, (x) such Debt meets the Permitted Junior Debt Conditions and (y) such Debt has financial covenants that are, taken as a whole, substantially identical to, or less favorable to the investors of such Debt than, those set forth in this Agreement and the ABL Credit Agreement; (4) upon giving effect to the incurrence of such Debt, no Default exists; (5) to the extent secured, (x) such Debt is secured by the Collateral under security documents substantially similar to either the Security Documents or the ABL Security Documents, (y) such Debt shall not be secured by a Lien on any asset of any Obligor or its Subsidiaries that does not also secure either Obligations or the ABL Obligations, and (z) the holders of such Debt (or their representative) and Administrative Agent and the ABL Agent shall be party to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent; (6) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Obligors and the terms of such guarantee shall be no more favorable to the holders of such Debt than the terms of the Guaranty; and (7) has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums and funding discounts) that are, taken as a whole, substantially identical to, or less favorable to the investors providing such Debt than, those set forth in this Agreement and the ABL Credit Agreement;
(o) Debt with respect to Hedging Agreements entered into in compliance with Section 10.2.13;
(p) Debt with respect to Borrowed Money owing by Foreign Subsidiaries to non-Affiliates in an aggregate principal amount not to exceed $15,000,000 at any time outstanding as long as (a) no Obligor (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise) for such Debt; (b) the incurrence of which will not result in any recourse against any of the assets of any Obligor and (c) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Debt of any Obligor to declare pursuant to the express terms governing such Debt a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(q) Debt of the Borrower and its Subsidiaries not otherwise permitted by any other clause of this Section 10.2.1, in a principal amount not to exceed $35,000,000 at any time outstanding ((as long as, in the case of such Debt that is owing by Foreign Subsidiaries, (a) no Obligor (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise) for such Debt; (b) the incurrence of which will not result in any recourse against any of the assets of any Obligor and (c) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Debt of any Obligor to declare pursuant to the express terms governing such Debt a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity).
10.2.2. Liens.  Each Obligor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except the following (collectively, "Permitted Liens"):

(a) Liens securing the payment of any Obligations pursuant to the Loan Documents;
(b) Excepted Liens;
(c) Purchase Money Liens securing Permitted Purchase Money Debt;
(d) (i) Liens described in Schedule 10.2.2(d) and (ii) Liens on property existing at the time such property is acquired (whether directly, or indirectly by the acquisition of a Person owning such property that, upon such acquisition, becomes a Subsidiary) by an Obligor; provided that (A) such Liens were not created in contemplation of such acquisition, and (B) such Liens do not extend to any assets other than those being acquired by such Obligor, and provided further with respect to the preceding clause (B), the applicable Debt secured by such Lien is permitted under Section 10.2.1(k), and with respect to the Liens referred to in clauses (i) and (ii) of this Section 10.2.2(d), any renewals, extensions or refinancings (but not increases) thereof (so long as such Lien does not cover additional property as a result of such renewal, extension or refinancing);
(e) (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or non-exclusive license entered into by any Obligor or any Subsidiary in the Ordinary Course of Business and covering only the assets so leased or licensed and (ii)  leases, subleases, non-exclusive licenses or sublicenses granted in the Ordinary Course of Business and not interfering in any material respect with the business of any Obligor or any Subsidiary;
(f) Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 10.2.1(f);
(g) subject to the terms of the Intercreditor Agreement, Liens securing Debt permitted by Section 10.2.1(g) and the ABL Secured Bank Product Obligations;
(h) subject to the terms of the applicable intercreditor agreement referenced in Section 10.2.1(n), Liens securing Incremental Notes to the extent permitted by Section 10.2.1(n); and
(i) Liens not otherwise permitted by any other clause of this Section 10.2.2 so long as securing obligations other than Borrowed Money and neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate book value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Obligors and all Subsidiaries) $12,500,000 in the aggregate at any one time, provided that no such Lien shall extend to or cover any Collateral (other than cash).
10.2.3. Distributions; Upstream Payments.  Obligors will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Distributions except Upstream Payments, and except:
(a) Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);
(b) each Obligor and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(c) if no Event of Default then exists or would immediately result from the making of such Distribution, Borrower may repurchase or redeem its Equity Interests owned by employees, officers or directors of Borrower or its Subsidiaries or make payments to employees, officers or directors of Borrower or its Subsidiaries upon termination of employment or service in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees, officers or directors in an aggregate amount not to exceed $5,000,000 in any Fiscal Year (with any unused amount in a Fiscal Year being added to the amount permitted in the immediately succeeding Fiscal Year):
(d) Borrower may repurchase its Equity Interests in connection with the administration of its equity-based compensation plans from time to time in effect in connection with the repurchase of Equity Interests from employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, stock grants or other awards made under such plans;
(e) Distributions not otherwise permitted by any other clause of this Section 10.2.3 in an aggregate amount not to exceed (when made), when taken together with any Investments made pursuant to Section 10.2.4(k), the sum of (x) $20,000,000 (after giving effect to returns on, and repayments or discharges of, any such Investments) plus (y) so long as at the time of, and immediately after giving effect to such Distribution, the Secured Leverage Ratio is equal to or less than 3.60 to 1.00 on a pro forma basis, an amount equal to Cumulative Retained Excess Cash Flow.  Pro forma basis referred to in this Section 10.2.3(e) shall be made in reference to (i) Consolidated Secured Debt on the date of such Distribution after giving effect to such Distribution (and any Debt incurred in connection therewith) and (ii) EBITDA as of the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b), or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date.
10.2.4. Investments, Loans and Advances.  Obligors will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except:
(a) (i) Investments in Subsidiaries and (ii) Investments disclosed on Schedule 10.2.4, in each case to the extent existing on the Closing Date;
(b) (i) Accounts arising in the Ordinary Course of Business, (ii) Investments in and obligations under Hedging Agreements to the extent entered into in compliance with Section 10.2.13, and (iii) Investments resulting from the receipt of non-cash consideration received in connection with an Asset Disposition permitted by Section 10.2.8 (other than Section 10.2.8(g)(i));
(c) Cash Equivalents;
(d) Investments (i) made by any Obligor in another Obligor, (ii) made by any Canadian Domiciled Obligor in another Canadian Domiciled Obligor, (iii) made by any Excluded Subsidiary in or to any Obligor or Canadian Domiciled Obligor, (iv) made by any Obligor in an Excluded Subsidiary in an aggregate amount when taken together with the other intercompany Debt made and outstanding pursuant to Section 10.2.1(e)(3) at any time outstanding not to exceed $30,000,000; provided that to the extent such Investment is in the form of intercompany Debt, such intercompany Debt is subordinated pursuant to and in accordance with Section 10.2.1(e)(2) and (v) made by any Excluded Subsidiary in another Excluded Subsidiary;
(e) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under Section 10.2.4(b) owing to any Obligor or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of any Obligor or any of its Subsidiaries; provided that Borrower shall give Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 10.2.4(e) exceeds $10,000,000;
(f) Investments received in consideration for any Asset Disposition permitted under Section 10.2.8; provided that Obligors shall take appropriate steps to grant a first priority (or, subject to the Intercreditor Agreement, second priority) perfected Lien in such Investments in favor of Administrative Agent for the benefit of the Secured Parties;
(g) advances to officers, directors and employees of Obligors and their Subsidiaries in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and other ordinary business purposes;
(h) (i) Contingent Obligations constituting Debt and permitted by Section 10.2.1, (ii) to the extent constituting Investments, pledges and deposits permitted under Section 10.2.2 and (iii) any purchases of Equity Interests permitted under Section 10.2.3;
(i) Permitted Acquisitions (or, if consideration therefor consists solely of the proceeds of Equity Interests issued by Borrower, Acquisitions for which clauses (a), (b), (c)(i), (d), (e), (f) and (g)) of the definition of "Permitted Acquisitions" are satisfied);
(j)  Investments (including Debt and other obligations) received in connection with the bankruptcy or reorganization of suppliers or in settlement of delinquent obligations of, and other disputes with, suppliers in the Ordinary Course of Business; and
(k) Investments not otherwise permitted by any other clause of this Section 10.2.4 (including controlling interests in Persons in the same or a similar line of business as Obligors) in an aggregate amount not to exceed (when made), when taken together with any Distributions made pursuant to Section 10.2.3(e), (x) $20,000,000 plus (y) so long as at the time of, and immediately after giving pro forma effect to, such Investment, the Secured Leverage Ratio is equal to or less than 3.60 to 1.00 on a pro forma basis, an amount equal to the Cumulative Retained Excess Cash Flow.  Pro forma basis referred to in this Section 10.2.4(k) shall be made in reference to (i) Consolidated Secured Debt on the date of such Investment after giving effect to such Investment (and any Debt incurred in connection therewith) and (ii) EBITDA as of the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b), or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date.
10.2.5. Fundamental Changes.  Each Obligor will not, and will not permit any Subsidiary to, (a) engage (directly or indirectly) in any business other than those businesses in which Obligors and their Subsidiaries are engaged on the Closing Date (or which are reasonably related thereto or are reasonable extensions thereof but not any trading business or similar activities) or allow any material change to be made in the character of its business; (b) change its name; (c) change its tax, charter or organizational identification number; or (d) change its form or state of organization; provided, in the case of clauses (b), (c), and (d), Obligors may make such changes if they have (i) complied with Section 10.1.2(k) and given written notice of such change in accordance therewith and (ii) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Administrative Agent's security interest in the Collateral granted or intended to be granted and agreed to hereby or as Administrative Agent may reasonably request.
10.2.6. Proceeds of Loans.  Each Obligor will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 9.1.24.  Neither any Obligor nor any Person acting on behalf of any Obligor has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board of Governors or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  Obligors shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of funding of the Loan, is known by an Obligor to be the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by Borrower or any Subsidiary, or, to the knowledge of Borrower or any Subsidiary, by any other Person; or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.
10.2.7.   Mergers, Etc.  Each Obligor will not, and will not permit any Subsidiary to, merge into or with, or consolidate with, any other Person, or permit any other Person to amalgamate, merge into, or consolidate with, it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a "consolidation"), or liquidate or dissolve; except that (a) any Obligor may participate in a consolidation with any other Obligor (provided that if Borrower is consolidated with such Obligor, Borrower shall be the continuing or surviving entity), and, if applicable, the non-surviving entity may liquidate or dissolve, (b) any Canadian Domiciled Obligor may participate in a consolidation with any other Canadian Domiciled Obligor, (c) any Obligor may participate in a consolidation with an Excluded Subsidiary as long as such Obligor shall be the continuing or surviving entity), and (d) any Excluded Subsidiary may participate in a consolidation with an Excluded Subsidiary.
10.2.8. Sales of Properties.  Obligors will not, and will not permit any Subsidiary to make any Asset Disposition except for:
(a) the sale of Inventory in the Ordinary Course of Business;
(b) the sale or transfer of Equipment or other assets that are obsolete, worn out or no longer necessary or useful for the business of Obligors or Subsidiaries or are replaced by other comparable Equipment or other goods;
(c) any Asset Disposition (other than an Asset Disposition of Accounts) the consideration for which is at least equal to the fair market value thereof and (A) at least 75% of such consideration received is in the form of cash or Cash Equivalents and (B) the fair market value of all forms of consideration other than cash or Cash Equivalents received for such Asset Disposition (such fair market value of each such consideration determined on the date of the receipt of such consideration) does not exceed $10,000,000 in the aggregate for all such dispositions;

(d) the transfer of Property by a Subsidiary to an Obligor or by an Obligor to another Obligor or by a Canadian Domiciled Obligor to another Canadian Domiciled Obligor;
(e) (i) the sale of Obligors' treasury stock, and (ii) the sale or issuance of any Subsidiary's Equity Interests to an Obligor;
(f) an exchange or "swap" of assets of any Obligor or any Subsidiary for the assets of a Person other than an Obligor or any Subsidiary in the Ordinary Course of Business, provided that (i) the assets received will be used or useful in its business, (ii) such Obligor or such Subsidiary, as applicable, shall have received reasonably equivalent value for such assets, such value to be demonstrated to the reasonable satisfaction of Administrative Agent;
(g) dispositions of Property as a result of condemnation, eminent domain or similar proceedings;
(h) Asset Dispositions (i) constituting Investments permitted under Section 10.2.4 or constituting Distributions permitted by Section 10.2.3 or (ii) Cash Equivalents;  and
(i) Asset Dispositions of Accounts obtained by any Obligor or any Subsidiary out of the Ordinary Course of Business or discounts granted to settle collection of Accounts or the sale of defaulted Accounts arising in the Ordinary Course of Business in connection with the compromise or collection thereof and not in connection with any financing transaction as long as (i) such Accounts are not Eligible Accounts (as defined in the ABL Credit Agreement) and (ii) the aggregate amount of all such Accounts so disposed does not exceed $5,000,000 in any Fiscal Year.
10.2.9. Transactions with Affiliates.  Borrower will not, and will not permit any Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Borrower (other than Borrower or another Obligor) (each, an "Affiliate Transaction"), unless:
(a) the Affiliate Transaction is on terms that taken as a whole are not materially less favorable to Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by an Obligor or such Subsidiary with an unrelated Person; and
(b) Borrower delivers to Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, a resolution of the board of directors of Borrower certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the board of directors of Borrower.
10.2.10.   Subsidiaries.  Each Obligor will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless such Obligor gives prior written notice to Administrative Agent of such creation or acquisition and complies with Section 10.1.13.
10.2.11.   [Reserved]

10.2.12.   Restrictive Agreements.  Each Obligor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Restrictive Agreement (other than this Agreement, the Security Documents, documents governing Purchase Money Liens securing Permitted Purchase Money Debt, the ABL Loan Documents or documents governing secured Incremental Notes to the extent permitted by Section 10.2.1(n)).
10.2.13.   Hedging Agreements.  Each Obligor will not, and will not permit any Subsidiary to, enter into any Hedging Agreements except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.14.   Sale and Leaseback.  Each Obligor shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and immediately thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred, unless the sale is permitted by Section 10.2.8 and any Liens arising in connection therewith are permitted by Section 10.2.2 and such sales permitted hereunder do not exceed $15,000,000 in the aggregate.
10.2.15.   Amendments to Organic Documents or Fiscal Year End; ABL Credit Agreement.
(a) Each Obligor shall not, and shall not permit any Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organic Documents or any Material Contract in a manner that would, after giving effect to all actions required to be taken pursuant to and in accordance with Section 10.1.2(k) and (l), be adverse to the Lenders in any material respect.
(b) Each Obligor shall not, and shall not permit any Subsidiary to, (i) change the last day of its Fiscal Year from December 31 of each year, or the last days of the first three Fiscal Quarters in each of its Fiscal Years from March 31, June 30 and September 30 of each year, respectively or (ii) make any material change in accounting treatment or reporting practices, except as required by GAAP.
(c) Borrower shall not, and shall not permit any Subsidiary to, (i) amend the ABL Credit Agreement is to increase the advance rate on Accounts beyond 85% and Inventory beyond the lesser of 65% of the lower of cost or market value and 85% of the net orderly liquidation value or (ii) except as permitted by the Intercreditor Agreement, otherwise amend, modify, waive or otherwise change, consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of the ABL Credit Agreement.
10.2.16.   Tax Consolidation. Each Obligor shall not, and shall not permit any Subsidiary to, file or consent to the filing of any consolidated income tax return with any Person other than Borrower and its Subsidiaries.
10.2.17.   Plans. Each Obligor shall not, and shall not permit any Subsidiary to, become a party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date, except where becoming such a party would not reasonably be expected to have a Material Adverse Effect.

10.3. Financial Covenants.  As long as any Commitments or Obligations are outstanding, Borrower shall not:
10.3.1. Secured Leverage Ratio.  Have a Secured Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2017, in excess of the correlative ratio indicated:
Fiscal Quarter	Secured Leverage Ratio
December 31, 2017	5.75:1.00
March 31, 2018	5.75:1.00
June 30, 2018	5.50:1.00
September 30, 2018	5.50:1.00
December 31, 2018	5.25:1.00
March 31, 2019	5.25:1.00
June 30, 2019	5.00:1.00
September 30, 2019	5.00:1.00
December 31, 2019	4.75:1.00
March 31, 2020	4.75:1.00
June 30, 2020 and each Fiscal Quarter thereafter	4.50:1.00
SECTION 11. GUARANTY OF THE OBLIGATIONS.
11.1. Guaranty.  Subject to the provisions of Section 11.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").
11.2. Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the "Contributing Guarantors"), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a "Funding Guarantor") under this Guaranty such that its Aggregate Payments (as defined herein) exceeds its Fair Share (as defined herein) as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor's Aggregate Payments to equal its Fair Share as of such date.  "Fair Share" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  "Fair Share Contribution Amount" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United

States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 11.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  "Aggregate Payments" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 11.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 11.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 11.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.2.
11.3. Payment by Guarantors.  Subject to Section 11.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
11.4. Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
11.4.1. this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
11.4.2. Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
11.4.3. the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

11.4.4. payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;
11.4.5. any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedging Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Obligor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Hedging Agreements; and
11.4.6. this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any Hedging Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Hedging Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedging Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Hedging Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
11.5. Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Obligor or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedging Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 11.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
11.6. Guarantors' Rights of Subrogation, Contribution, Etc.  Until the indefeasible Full Payment of the Guaranteed Obligations, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any

Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until indefeasible Full Payment of the Guaranteed Obligations, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 11.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
11.7. Subordination of Other Obligations.  Any Debt of Borrower or any Guarantor now or hereafter held by any Guarantor (the "Obligee Guarantor") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Debt collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
11.8. Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until the Full Payment of the Guaranteed Obligations.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
11.9. Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
11.10. Financial Condition of Borrower.  Any Loan may be made to Borrower or continued from time to time, and any Hedging Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedging Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents and the Hedging Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

11.11. Bankruptcy, Etc.
11.11.1.   So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
11.11.2.   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause 11.11.1 above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
11.11.3.   In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
11.12. Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with (and as permitted by) the terms and conditions hereof, or if any Guarantor is released of its Guaranty otherwise in accordance with this Agreement, then the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Disposition.
11.13. Keepwell.  Each Qualified ECP hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Obligor hereunder to honor all of such Obligor's obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13, or otherwise under this Guaranty, as it relates to such Obligor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP under this Section 11.13 shall remain in full force and effect until the indefeasible Full Payment of the Guaranteed Obligations.  Each Qualified ECP intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
11.14. Additional Guarantors.  Each Person that is required to become a party to this Guaranty pursuant to the terms of this Agreement shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Person of a supplement in form reasonably satisfactory to Administrative Agent.
SECTION 12. EVENTS OF DEFAULT; REMEDIES ON DEFAULT
12.1. Events of Default.  Each of the following shall be an "Event of Default" if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a) Borrower fails to pay principal on any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise), or Borrower fails to pay any interest, fee or any other Obligation, and such failure continues unremedied for a period of three (3) Business Days;
(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c) An Obligor breaches or fail to perform any covenant contained in Section 5.8, 7.2, 7.3, 7.4, 7.6,  8.3, 10.1.1, 10.1.2, 10.1.3, 10.1.4, 10.1.18, 10.1.22, 10.2 or 10.3;
(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;
(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents (or any material provision thereof) or Obligations, or the perfection or priority of any Lien granted to Administrative Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Administrative Agent and Lenders);
(f) Any (i) failure of any Obligor to make any payment or (ii) other breach or default of an Obligor occurs under  any instrument or agreement to which it is a party or by which it or any of its Properties is bound, in each case relating to any Material Debt, if, in the case of clause (ii), the maturity of, termination of or any payment with respect to such Material Debt may be accelerated, caused or demanded due to such breach;
(g) Any failure by any Obligor or any of its Subsidiaries to pay final judgments aggregating in excess of $25,000,000 (excluding amounts covered by insurance), which judgments are either (i) not paid within sixty (60) days after the date payment is due or (ii) not  discharged or stayed for a period of sixty (60) days from the date of such judgment;

(h) An Insolvency Proceeding is commenced by an Obligor; an Obligor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; an Obligor shall make a general assignment for the benefit of creditors; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;
(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Lien or liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an amount exceeding $10,000,000 in the aggregate, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(j) [reserved]; or
(k) A Change of Control occurs.
12.2. Remedies upon Default.  If an Event of Default described in Section 12.1(h) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Administrative Agent and without presentment, demand, protest or notice of any kind.  In addition, or if any other Event of Default exists, Administrative Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
(b) terminate, reduce or condition any Commitment;
(c) require Obligors to Cash Collateralize their Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable; and
(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors' expense, and make it available to Administrative Agent at a place designated by Administrative Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Administrative Agent, in its discretion, deems advisable.  Each Obligor agrees that 10 days' notice of any proposed sale or other disposition of Collateral by Administrative Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of

Intellectual Property shall be commercially reasonable.  Administrative Agent may conduct sales on any Obligor's premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law.  Administrative Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Administrative Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
12.3. License.  Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Obligor's rights and interests under Intellectual Property shall inure to Administrative Agent's benefit.
12.4. Setoff.  At any time during an Event of Default, Administrative Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against the Obligations, whether or not Administrative Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Administrative Agent, each Lender and each such Affiliate under this Section 12.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
12.5. Remedies Cumulative; No Waiver.
12.5.1. Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Administrative Agent, the Lenders and any other Secured Party under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
12.5.2. Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Administrative Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Administrative Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 13. AGENT
13.1. Appointment, Authority and Duties of Agents.

13.1.1. Appointment and Authority.
(a) Goldman Sachs, BMO Capital Markets Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are hereby appointed as Arrangers hereunder, and Goldman Sachs is hereby appointed as Syndication Agent, and  each Lender hereby authorizes Goldman Sachs, BMO Capital Markets Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as Arrangers, and Goldman Sachs to act as Syndication Agent  accordance with the terms hereof and the other Loan Documents.  Goldman Sachs is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Goldman Sachs to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Section 13 are solely for the benefit of Agents and Lenders and no Obligor shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.  Joint Syndication Agents, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  As of the Closing Date, neither Goldman Sachs nor Bank of Montreal, in their respective capacities as Joint Syndication Agents or Joint Bookrunners shall have any obligations but shall be entitled to all benefits of this Section 13.   Each Joint Syndication Agent and Joint Bookrunner may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  In addition to the foregoing, each Secured Party hereby irrevocably authorizes Administrative Agent, at Administrative Agent's option and discretion, to enter into, or amend, the Intercreditor Agreement (or similar agreements with the same or similar purpose) and any other subordination or intercreditor agreement to effect the subordination of Liens securing Obligations under the Loan Documents contemplated by Sections 10.2.1(g) and 10.2.1(n) as agent for and on its behalf in accordance with the terms specified in this Agreement.  Any such Intercreditor Agreement or subordination or intercreditor agreement entered into by Administrative Agent on behalf of the Secured Parties shall be binding upon each Secured Party.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 14.3) and each other Secured Party hereby authorizes and directs Administrative Agent to enter into the Intercreditor Agreement and any such subordination and intercreditor agreement on behalf of such Secured Party and agrees that Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement and any such subordination or intercreditor agreement.  Administrative Agent shall notify the Secured Parties of the effectiveness of the Intercreditor Agreement and any such subordination or intercreditor agreement when executed and shall provide a copy of the executed Intercreditor Agreement and any such subordination or intercreditor agreement to the Secured Parties as and when effective.
13.1.2. Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Loan

Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
13.1.3. Instructions of Required Lenders.  The rights and remedies conferred upon Administrative Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law.  In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Administrative Agent may presume that the condition is satisfactory to a Secured Party unless Administrative Agent has received notice to the contrary from such Secured Party before Agent takes the action.  Administrative Agent may request instructions from Required Lenders, all Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Administrative Agent.  Administrative Agent may refrain from any act until it has received any necessary instructions, consents or assurances from the Required Lenders, or to the extent required under Section 15.1.1, all Lenders,  and shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders or all Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Administrative Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders or all Lenders.  Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 15.1.1.  In no event shall Administrative Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject Agent Indemnitee to liability.
13.2. General Immunity.
13.2.1. No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Obligor to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Obligor or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.
13.2.2. Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 15.1) and, upon receipt of such instructions from Required

 Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 15.1).
13.2.3. Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 13.2 and of Section 13.5 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 13.2 and of Section 13.5 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Obligors and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Obligor, Lender or any other Person and no Obligor, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
13.3. Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
13.4. Lenders' Representations, Warranties and Acknowledgment.
13.4.1. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
13.4.2. Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Loan on the Closing Date or by the funding of any Incremental Term Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable, on the Closing Date or as of the date of funding of such Incremental Term Loans.
13.4.3. Each Lender acknowledges that Borrower may purchase Loans and/or Commitments hereunder from Lenders from time to time, subject to the restrictions set forth in Section 14.3.
13.5. Right to Indemnity.  Each Lender, in proportion to its Pro Rata share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Obligor, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement, the other Loan Documents or the use of proceeds thereof; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
13.6. Successor Administrative Agent and Collateral Agent.

13.6.1. Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by the Required Lenders.  Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder, subject to the reasonable satisfaction of Borrower and the Required Lenders, and Administrative Agent's resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders.  Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the resigning Administrative Agent, the Required Lenders shall have the right, upon five Business Days' notice to Borrower, to appoint a successor Administrative Agent.  If neither the Required Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Required Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as collateral agent on behalf of the Secured Parties under any of the Loan Documents shall continue to be held by the resigning Administrative Agent as nominee until such time as a successor collateral agent is appointed.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and the resigning or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Loan Documents, whereupon such resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 13.6.1 shall also constitute the resignation or removal of Goldman Sachs or its successor as collateral agent.  After any resigning or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 13.6.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section 13.6.1 shall, upon its acceptance of such appointment, become the successor collateral agent for all purposes hereunder.
13.6.2. In addition to the foregoing, Administrative Agent may resign in its capacity as collateral agent at any time by giving prior written notice thereof to Lenders and the Obligors, and may be removed as collateral agent at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Obligors and Administrative Agent signed by Required Lenders.  Administrative Agent shall have the right to appoint a financial institution as collateral agent hereunder, subject to the reasonable satisfaction of Borrower and the Required Lenders and collateral agent's resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor collateral agent by Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders.  Upon any such notice of resignation or any such removal, Required Lenders shall have the right, upon five Business Days' notice to Administrative Agent, to appoint a successor collateral agent.  Until a successor Administrative Agent is so appointed by Required Lenders or Administrative Agent, any collateral security held by collateral agent on behalf of the Lenders under any of the Loan Documents shall continue to be held by the resigning collateral agent as nominee until such time as a successor collateral agent is appointed.  Upon the acceptance of any appointment as collateral agent hereunder by a successor collateral agent, that successor collateral agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed collateral agent under this Agreement and the Loan Documents, and the resigning or removed collateral agent under this Agreement shall promptly (i) transfer to such successor collateral agent all sums, securities and other items of Collateral held hereunder or under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor collateral agent under this Agreement and the Loan Documents, and (ii) execute and deliver to such successor collateral agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor collateral agent of the security interests created under the Security Documents, whereupon such resigning or removed collateral agent shall be discharged from its duties and obligations under this Agreement and the Security Documents.  After any resigning or removed collateral agent's resignation or removal hereunder as the collateral agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the collateral agent hereunder.
13.7. Security Documents and Guaranty.
13.7.1. Agents under Security Documents and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents; provided that Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedging Agreement.  Without further written consent or authorization from any Secured Party, Administrative Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 15.1) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 11.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 15.1) have otherwise consented.
13.7.2. Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Administrative Agent, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Administrative Agent (or any Lender, except with respect to a "credit bid" pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition.
13.7.3. Rights under Hedging Agreements.  No Hedging Agreement will create (or be deemed to create) in favor of any Secured Bank Product Provider that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 15.1.1(e) of this Agreement.  By accepting the benefits of the Collateral, such Secured Bank Product Provider shall be deemed to have appointed Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 13.7.3.
13.7.4. Release of Collateral and Guarantees, Termination of Loan Documents.  Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Hedging Agreement) have been paid in full, and all Commitments have terminated or expired, upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedging Agreements.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
13.7.5. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
13.8. Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Taxes.  Without duplication of the provisions of Section 5.9.3(b), if the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Taxes ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Taxes or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
13.9. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Obligor, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
13.9.1. to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule's disclosure requirements for entities representing more than one creditor;
13.9.2. to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 3.2, 3.4 and 15.2 allowed in such judicial proceeding); and
13.9.3. to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 3.2, 3.4 and 15.2.  To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 3.2, 3.4 and 15.2 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
13.10. Bank Product Providers.  Each Secured Bank Product Provider, by delivery of a notice to Administrative Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 15.3.3 and 13.  Each Secured Bank Product Provider shall indemnify and hold harmless Agent

Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider's Secured Bank Product Obligations.
13.11. Ratable Sharing.  If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Administrative Agent for application under Section 4.2.2 and it shall provide a written statement to Administrative Agent describing the Obligation affected by such payment or reduction.
13.12. No Third Party Beneficiaries.  This Section 13 is an agreement solely among Secured Parties and Administrative Agent, and shall survive Full Payment of the Obligations.  Except as set forth in Section 13.8 with respect to the Obligors, this Section 13 does not confer any rights or benefits upon Obligors or any other Person.  As between Obligors and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
SECTION 14. BENEFIT OF AGREEMENT; ASSIGNMENTS
14.1. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3.  Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
14.2. Participations.
14.2.1. Permitted Participants; Effect.  Subject to Section 14.2.3, any Lender may sell to a financial institution ("Participant") a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if it had not sold such participating interests, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrower agrees otherwise in writing.  Subject to the foregoing, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.7, 3.9 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.3; provided that a participant shall not be entitled to receive any greater payment under Section 3.7 or 5.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the participation or unless the sale of the participation to such participant is made with Borrower's prior written consent (not to be unreasonably withheld or delayed); provided further that, except as specifically required by the previous sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.
14.2.2. Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the final scheduled maturity of or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment (except in connection with a waiver of applicability of any post-default increase in interest rates), releases Borrower, Guarantor or substantially all Collateral or increases the amount of Participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof).
14.2.3. Participant Register.  Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrower (solely for tax purposes), maintain a register in which it enters the Participant's name, address and interest in Commitments, Loans (including principal and stated interest).  Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary.  No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant's interest is in registered form under the Code.  For the avoidance of doubt, Administrative Agent shall have no responsibility for maintaining a register of the Participants.
14.2.4. Benefit of Setoff.  Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 13.11 as if such Participant were a Lender.
14.3. Assignments.
14.3.1. Permitted Assignments.  A Lender may sell, assign or transfer to an Eligible Assignee all or a portion of its rights and obligations under the Loan Documents, including all or a portion of its Commitment or Loans owing to it or other Obligations, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender's rights and obligations under the Loan Documents and, in the case of a partial assignment (other than in the case of an assignment to an Affiliate of a Lender or an Approved Fund), is in a minimum principal amount of $1,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender's rights and obligations (other than in the case of an assignment to an Affiliate of a Lender or an Approved Fund), the aggregate amount of the Loans retained by the transferor Lender is at least $1,000,000 (unless otherwise agreed by Administrative Agent in its discretion); and (c) the parties to each such assignment shall effect a manual execution and delivery of an Assignment to Administrative Agent for acceptance and recording.  Nothing herein shall limit the right of a Lender to pledge, assign or grant a security interest in any rights under the Loan Documents to secure obligations of such Lender, including a pledge, assignment or grant to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.
14.3.2. Effect; Effective Date.  Upon recordation in the Register of an assignment following delivery to Administrative Agent of a fully executed Assignment in the form of Exhibit A (together with the required forms and certificates regarding tax matters and other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment may be required to deliver pursuant to Section 5.9) and a processing fee of $3,500 (unless otherwise agreed or waived by Administrative Agent in its sole discretion, and provided that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an Affiliate or Approved Fund), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3.  From such effective date, (i) the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder and (ii) the assigning Lender thereunder shall, to the extent that the rights and obligations here under have been assigned to the Eligible Assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 4.6. and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto upon the effectiveness of such assignment); provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder.  Upon consummation of an assignment, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements for the surrender of any existing notes for cancellation and issuance of replacement and/or new notes, if applicable and requested.  The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.
14.3.3. Certain Assignees.  Subject to Section 14.3.6, no assignment or participation may be made to Borrower, an Affiliate of Borrower, Defaulting Lender or natural person.  Administrative Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents.  Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner satisfactory to Administrative Agent, including payment by the Eligible Assignee or Defaulting Lender to Administrative Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Administrative Agent) to satisfy all funding and payment liabilities of the Defaulting Lender.  If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.
14.3.4. Register.  Administrative Agent, acting as a non-fiduciary agent of Borrower (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, principal and interest owing to, each Lender.  Entries in the register shall be conclusive, absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary.  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment shall be maintained, as applicable.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Administrative Agent may choose to show only Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations.  The register shall be available for inspection by Borrower or any Lender, from time to time upon reasonable notice.
14.3.5. Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the relevant assignment that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 14.3, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
14.3.6. Assignments to Borrower.  Notwithstanding anything to the contrary contained in this Section 14.3 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Commitment or Loans owing to it to Borrower on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments), subject to the following limitations:
(a) Borrower may conduct one or more modified Dutch auctions (each, an "Auction") to repurchase all or any portion of the Loans, provided that, (A) notice of the Auction shall be made to all Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 14.3.6 and the Auction Procedures set forth on Exhibit D and are otherwise reasonably acceptable to Borrower, the Auction Manager and Administrative Agent;
(b) With respect to all repurchases made by Borrower pursuant to this Section 14.3.6, (A) Borrower shall deliver to the Auction Manager a certificate of a Senior Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower's ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Private Lenders and (B) the assigning Lender and Borrower shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement; and
(c) Following repurchase by Borrower pursuant to this Section 14.3.6, the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.  In connection with any Loans repurchased and cancelled pursuant to this Section 14.3.6, Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.
14.4. Replacement of Certain Lenders.  If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Administrative Agent or Borrower may, upon 10 days' notice to such Lender, require it to assign its rights and obligations under the Loan Documents to an Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after such notice; provided, that in the case of any assignment pursuant to clause (c) above, such assignment will result in a reduction in such compensation or payments thereafter.  Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it.  Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.
SECTION 15. MISCELLANEOUS
15.1. Consents, Amendments and Waivers.
15.1.1. Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Administrative Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that
(a) without the prior written consent of Administrative Agent or the applicable arranger, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Administrative Agent or such arranger;
(b) [reserved];
(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment (but not prepayment) of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Maturity Date, Extended Maturity Date or the due date of any payment of any principal, interest, fee or premium due hereunder; or (iv) amend this clause (c);
(d) without the prior written consent of (i) all affected Lenders (except any Defaulting Lender), no modification shall (A) waive the conditions precedent contained in Section 6.1;  (B) alter Section 5.6.2, 7.1 (except to add Collateral), 13.1.1 or 13.11; (C) change any provision of this Section 15.1.1(d) or (D) the definition of "Required Lenders" or any other provision hereof specifying the number or percentages of Lenders required to amend, waive or otherwise modify any rights hereunder or any other Loan Document or make any determination or grant any consent hereunder; and (ii) all Lenders (except any Defaulting Lender) no modification shall (A) release all or substantially all Collateral or all or substantially all of the value of the Guaranty; or (B) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and
(e) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2;
and, provided further that, notwithstanding the foregoing, (x) Lenders accepting Extension Offers may enter into (or direct Administrative Agent to enter into) Extension Amendments as contemplated by Section 2.5.5; (y) Lenders accepting Incremental Term Loan Commitments may enter into (or direct Administrative Agent to enter into) any Joinder Agreement, in each case, without the consent or approval of any other Lenders; and (z) Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days' prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent and such Lender..
15.1.2. Limitations.  The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and Administrative Agent as among themselves (including Section 13.11) but the parties to such shall provide prompt written notice thereof to Borrower.  Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement.  Any waiver or consent granted by Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
15.1.3. Payment for Consents.  No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
15.2. Indemnity.  In addition to the payment of expenses pursuant to Section 3.4, whether or not the transactions contemplated hereby shall be consummated, each Obligor agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an "Indemnitee"), from and against any and all Indemnified Liabilities.  THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 15.2 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Obligor shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
To the fullest extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against each Lender and each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Lender or any Agent or any of their respective Affiliates, directors, employees, attorneys, agents or sub-agents shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
Each Obligor also agrees that no Lender or Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Obligor or any person asserting claims on behalf of or in right of any Obligor or any other person in connection with or as a result of this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Obligor to the extent that any losses, claims, damages, liabilities or expenses incurred by such Obligor or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Lender or Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender or Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender's or Agent's, or their respective Affiliates', directors', employees', attorneys', agents' or sub-agents' activities related to this Agreement, any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
15.3. Notices and Communications.
15.3.1. Notice Address.  Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower, at Borrower's address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3.  Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Administrative Agent pursuant to Section 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Administrative Agent such notice is required to be sent.  Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower shall be deemed received by all Obligors.
15.3.2. Communications.  Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Administrative Agent and only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4.  Secured Parties make no assurance as to the privacy or security of electronic communications.  E-mail, telephone and voice mail shall not be effective notices under the Loan Documents.
15.3.3. Platform.  Borrower Materials shall be delivered pursuant to procedures approved by Administrative Agent, including electronic delivery (if possible) upon request by Administrative Agent to a Platform.  Borrower shall notify Administrative Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Administrative Agent only upon its receipt of such notice.  Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform.  The Platform is provided "as is" and "as available."  Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in Borrower Materials or any issues involving the Platform.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM.  No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.
15.3.4. Public Information.  Obligors and Secured Parties acknowledge that "public" information may not be segregated from material non-public information on the Platform.  Secured Parties acknowledge that Borrower Materials may include Obligors' material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor's securities.
15.3.5. Non-Conforming Communications.  Administrative Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Obligor.
15.4. Performance of Borrower's Obligations.  Administrative Agent may, in its discretion at any time and from time to time, at Borrower's expense, pay any amount or, upon notice to Borrower unless an Event of Default exists, do any act required of Borrower under any Loan Documents or otherwise lawfully requested by Administrative Agent to (a) if an Event of Default is then continuing, enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or, if an Event of Default is then continuing, realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All reasonable and documented payments, costs and expenses (including Extraordinary Expenses) of Administrative Agent under this Section shall be reimbursed to Administrative Agent by Borrower, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans.  Any payment made or action taken by Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
15.5. Credit Inquiries.  Administrative Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
15.6. Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
15.7. Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
15.8. Counterparts; Execution.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto.  Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any signature, contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.
15.9. Entire Agreement.  Time is of the essence with respect to all Loan Documents and Obligations.  The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
15.10. Relationship with Lenders.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Administrative Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Administrative Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.
15.11. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by any Agent, any Lender, any of their Affiliates or any arranger are arm's-length commercial transactions between Obligor and their Affiliates, on one hand, and any Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each Agent, the Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) each Agent, the Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates.  To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against each Agent, the Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.  Each Obligor hereby agrees that it will not claim that any Agent, Lenders, their Affiliates or any arranger has rendered advisory services of any nature or owes any agency or fiduciary or similar duty to it in connection with any transaction contemplated by a Loan Document.
15.12. Confidentiality.  Each Agent and each Lender shall hold all non‑public information regarding Borrower and its Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent's and such Lender's customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 15.12), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 15.12 or other provisions at least as restrictive as this Section 15.12), (iii) disclosure on a confidential basis to any rating agency when required by it, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by Applicable Law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law), (vi) disclosures made upon the request or demand of any regulatory, self-regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates and (vii) disclosures with the consent of Borrower.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders who have a need to know such information in connection providing services to the Agents and any Lender in connection with the administration and management of this Agreement and the other Loan Documents.

15.13. GOVERNING LAW.  UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.
15.14. Consent to Forum; Bail-In of EEA Financial Institutions.
15.14.1.   Forum.  EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1.  A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
15.14.2.   Other Jurisdictions.   Nothing herein shall limit the right of any Agent or Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by any Agent of any judgment or order obtained in any forum or jurisdiction.
15.14.3.   [Reserved].
15.14.4.   Acknowledgement and Consent to Bail-In of EEA Financial Institutions.   Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
15.15. Waivers by Obligors.  To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by any Agent on which an Obligor may in any way be liable, and hereby ratifies anything any Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing any Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any party hereto on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto (which Agent and each Lender hereby also waives); and (g) notice of acceptance hereof.  Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors.  Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
15.16. PATRIOT Act Notice.  Agent and Lenders hereby notify Borrower that pursuant to the PATRIOT Act, Agent and Lenders are required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the PATRIOT Act.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrower's management and owners, such as legal name, address, social security number and date of birth.  Borrower shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under any "know your customer," anti-money laundering or other requirements of Applicable Law.
15.17. NO ORAL AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.
BORROWER:

DXP ENTERPRISES, INC.

By: /s/ Kent Yee
Name: Kent Yee
Title: Chief Financial Officer

Address for Borrower:

DXP Enterprises, Inc.
7272 Pinemont Dr.
Houston, TX 77040
Attn: Kent Yee
Fax: 713-996-6570

GUARANTORS:

PUMP-PMI, LLC

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

PMI OPERATING COMPANY, LTD.

By: PUMP-PMI, LLC, its General Partner

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

PMI INVESTMENT, LLC

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

INTEGRATED FLOW SOLUTIONS, LLC

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

DXP HOLDINGS, INC.

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

BEST HOLDING, LLC

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

BEST EQUIPMENT SERVICE & SALES COMPANY, LLC

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

B27 HOLDINGS CORP.

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

B27, LLC

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

B27 RESOURCES, INC.

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

PUMPWORKS 610, LLC

By: /s/ Kent Yee
Name: Kent Yee
Title: Vice President and Assistant Secretary

Address for Guarantors:

c/o DXP Enterprises, Inc.
7272 Pinemont Dr.
Houston, TX 77040
Attn: Kent Yee
Fax: 713-996-6570

AGENT AND LENDERS:

GOLDMAN SACHS BANK USA,
as Agent and Lender

By: /s/ Thomas M. Manning
Title: Authorized Signatory
Address:
Goldman Sachs Bank USA
200 West Street
New York, NY 10282
Attn: SBD Operations
Telephone: 972-368-2323
Fax: 917-977-3966

GOLDMAN SACHS BANK USA,
as Joint Lead Arranger, Joint Bookrunner and
Syndication Agent

By: /s/ Thomas M. Manning
Title: Authorized Signatory

BMO CAPITAL MARKETS CORP.,
as Joint Lead Arranger and Joint Bookrunner

By: /s/ Tyler Craig
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED,
as Co-Arranger

By: /s/ Aashish Dhakad
Title: Director

SCHEDULE 1.1(a)
to
 Loan and Security Agreement
INITIAL TERM LOAN COMMITMENTS OF LENDERS
Lender	Initial Term Loan Commitment
Goldman Sachs Bank USA	$250,000,000.00
TOTAL:	$250,000,000.00